Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

NEWNAN DIVISION

In re:	)	Chapter 11
)
DAN RIVER INC., et al.,	)	Case Nos. 04-10990 through 04-10993
	)	Jointly Administered
)
Debtors.	)	Judge Drake
)

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

CONFIRMING THE THIRD AMENDED AND RESTATED JOINT PLAN

OF REORGANIZATION FILED BY THE DEBTORS

Dan River Inc., The Bibb Company LLC, Dan River International Ltd., and Dan River Factory Stores, Inc., debtors and debtors in possession in the above-captioned cases, (collectively, the “Debtors”), filed with this Court their voluntary petitions for relief under chapter 11 of title 11, United States Code, 11 U.S.C. § § 101 et seq. (the “Bankruptcy Code”), on March 31, 2004 (the “Petition Date”). The Debtors filed their Third Amended and Restated Joint Plan of Reorganization on November 29, 2004 (as modified and supplemented from time to time, the “Plan”) and their Disclosure Statement for the Third Amended and Restated Joint Plan of Reorganization also on November 29, 2004 (the “Disclosure Statement”).1 Following a hearing on November 29, 2004, to consider the adequacy of the Disclosure Statement and the procedures for the solicitation and tabulation of votes to accept the Plan, this Court entered an order on November 30, 2004 (the “Solicitation Procedures Order”): (i) approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code; (ii) approving solicitation procedures for the solicitation of votes on the Plan; (iii) fixing

[1]	All capitalized terms used but not defined herein shall have the respective meaning ascribed to such terms in the Plan.

December 28, 2004 as the date by which all ballots (the “Ballots”) were to be submitted to accept or reject the Plan (the “Voting Deadline”); (iv) fixing December 30, 2004 as the last day for creditors and other parties in interest to have filed objections to confirmation of the Plan (the “Objection Deadline”); (v) scheduling a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) for January 4, 2005; and (vi) prescribing the form and manner of notice with respect to the foregoing. The Debtors filed Schedule 5.1 to the Plan on December 10, 2004. The Debtors filed Amended Schedule 5.1 on December 29, 2004, Second Amended Schedule 5.1 on January 3, 2005, and the Third Amended Schedule 5.1 on January 4, 2005. The Debtors filed the Plan Supplement on December 21, 2004. The Debtors filed the Notice of Amended Plan Supplement on January 4, 2005 and the Second Notice of Amended Plan Supplement on January 14, 2005. The Confirmation Hearing commenced on January 4, 2005 and concluded on January 18, 2005.

NOW, THEREFORE, based upon the evidence presented, proffered or adduced at, memoranda and objections filed in connection with, and arguments of counsel made at the Confirmation Hearing; and upon the entire record of the Confirmation Hearing and the record in the Bankruptcy Cases, including any prior orders entered in the Bankruptcy Cases; and after due deliberation thereupon,

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Jurisdiction. The Court has jurisdiction over the Bankruptcy Cases and the subject matter of the Confirmation Hearing pursuant to 28 U.S.C. §§ 157 and 1334. Plan confirmation is a “core proceeding” pursuant to 28 U.S.C. §§ 157(b)(2), and this Court has jurisdiction to enter this Confirmation Order with respect thereto. The Debtors are eligible for relief under section 109 of the Bankruptcy Code.

B. Venue. Venue of the Bankruptcy Cases is proper before this Court pursuant to 28 U.S.C. § 1408.

C. Judicial Notice. This Court takes judicial notice of the docket of the Bankruptcy Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings, all documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at the hearings held before this Court during the pendency of the Bankruptcy Cases, and of the claims register and proofs of claim maintained by Bankruptcy Management Corporation, the duly-appointed claims agent in these cases.

D. Voting Solicitation. The Debtors solicited votes on the Plan by distributing copies of the Disclosure Statement, the Plan, a Notice to Voting Classes, and a Ballot to be executed by holders of Claims in Classes 3 through 7 in conformance with Rules 2002 and 3017 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and the Solicitation Procedures Order, as evidenced by the various affidavits of mailing and publication filed with this Court.

E. Notice. Notice of the Confirmation Hearing, the Voting Deadline, and the Objection Deadline was provided to creditors, holders of Interests, and other parties in interest in conformance with Rules 2002, 3017, and 3020 and the Solicitation Procedures Order, as evidenced by the various affidavits of mailing and publication filed with this Court. The Court further finds that notice of the Confirmation Hearing and the other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order and that such notice was reasonable, adequate and sufficient in all respects and that no other or further notice is or shall be required.

F. Tabulation of Acceptances. Upon the Declaration of Voting Agent Regarding Tabulation of Votes in connection with the Debtors’ Third Amended and Restated Joint Plan of Reorganization (the “Ballot Declaration”) filed on December 31, 2004, the Debtors certified that they received the requisite acceptances both in number and amount from certain classes of creditors for confirmation of the Plan as required under section 1126 of the Bankruptcy Code. As evidenced by the Ballot Declaration and based upon the record before the Court, the solicitation and tabulation of acceptances and rejections of the Plan by the Debtors and their counsel was accomplished in a proper, fair, and lawful manner in accordance with the Solicitation Procedures Order, all applicable sections of the Bankruptcy Code, and all applicable sections of the Bankruptcy Rules. Ballots were transmitted to holders of Claims in Classes 3 through 7 (the “Voting Classes”) in accordance with the Solicitation Procedures Order. The Debtors solicited votes for the Plan from the Voting Classes in good faith and in a manner consistent with the Bankruptcy Code. As of the date of the Ballot Declaration, creditors entitled to vote to accept or reject the Plan voted in the numbers and percentages stated in the Ballot Declaration. The Ballot Declaration complies with Local Bankruptcy Rule 3018-1.

G. Objections. Objections to confirmation of the Plan were filed or asserted by GE Capital Information Technology Solutions, Inc. and HIT Entertainment PLC. Prior to the conclusion of the Confirmation Hearing, all of the foregoing objections were either withdrawn or resolved. The Debtors received correspondence from Nancy Carolyn Waller, and after review of the correspondence, it appears that such correspondence is not an objection to confirmation of the Plan but instead an explanation of the reasons underlying her decision to vote to reject the Plan. To the extent such correspondence constitutes an objection to the Plan, it is overruled. The Debtors also received correspondence from Gladys Starling, and after review of the correspondence, it appears that such correspondence is not an objection to confirmation of the Plan but instead was a request for balloting materials. To the extent such correspondence constitutes an objection to the Plan, it is overruled.

H. Burden of Proof. The Debtors, as proponents of the Plan, have the burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, and the Debtors have met that burden as further found and determined herein.

I. Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)) . Article II of the Plan designates eleven (11) Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. The separate classification of Unsecured Convenience Claims in Class 7 is reasonable and necessary for administrative convenience. Therefore, the Plan satisfies the requirements of sections 1122 and 1123(a)(1) of the Bankruptcy Code.

J. Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article II of the Plan specifies the Classes of Claims and Interests that are Unimpaired. The following Classes of Claims and Interests are specified as being Unimpaired under Article II of the Plan: Class 1 Other Secured Claims; Class 2 Priority Claims; Class 8 Intercompany Claims; Class 9 Workers’ Compensation Claims; Class 11B Bibb Interests, Class 11C Dan River International Interests; and, Class 11D Dan River Factory Stores Interests. Because the Plan specifies Classes of Claims and Interests that are Unimpaired, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code.

Pursuant to section 1126(f) of the Bankruptcy Code, all Unimpaired Classes are deemed to have accepted the Plan.

K. Specification of Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article II of the Plan specifies the Classes of Claims and Interests that are Impaired. The following Classes of Claims and Interests are specified as being Impaired under Article II of the Plan: Class 3 American National Bank Claim; Class 4 Prepetition Notes Claims; Class 5 Substantial Unsecured Claims; Class 6 General Unsecured Claims; Class 7 Unsecured Convenience Claims; Class 10 Subordinated Claims; and, Class 11A Dan River Interests. Article III of the Plan specifies the treatment of Claims and Interests in each Impaired Class. Because the Plan specifies the treatment of Classes of Claims and Interests that are Impaired, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

L. No Discrimination (Section 1123(a)(4)). Article III of the Plan provides for all holders of Claims and Interests within a particular Class to receive identical treatment under the Plan on account of such Claims and Interests unless such a holder has expressly consented to less favorable treatment, and therefore the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

M. Implementation of the Plan (Section 1123(a)(5)). The Plan provides adequate and proper means for implementation of the plan, including, without limitation: (a) the continued corporate existence of the Debtors and the revesting of the assets in the Reorganized Debtors; (b) the assumption of the Assumed Contracts; (c) obtaining sources of funding for distributions under the Plan and to meet future working capital requirements, including, without limitation, (i) the Exit Financing, and (ii) funds from the Funding Sources or the Investors for the Cash Payment Fund, in the event the conditions for the establishment of the Cash Payment Fund are satisfied; (d) the preservation of Causes of Action; (e) the authorization for the Reorganized Debtors to issue New Common Stock and other equity interests; (f) the procedures governing the liquidation and payment of Claims; and (g) the execution, delivery, filing or recording of all contracts, instruments, releases, indentures, and other agreements or documents necessary to implement the Plan. Accordingly, the Plan provides adequate, proper, and legal means for its implementation, thereby satisfying the requirements of section 1123(a)(5) of the Bankruptcy Code.

N. Equity Securities (Section 1123(a)(6)). Article 7.1 of the Plan provides that the Amended Certificate of Incorporation for Reorganized Dan River will prohibit the issuance of nonvoting equity securities and such provisions have been included in the Amended Certificate of Incorporation for Reorganized Dan River as set forth in the Plan Supplement. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

O. Selection of Officers and Directors (Section 1123(a)(7)). The initial Boards of Directors for the Reorganized Debtors (or in the case of Bibb, the initial manager or managing member) were identified in the Plan Supplement. The initial officers of each of the Reorganized Debtors were identified in the Plan Supplement. To the extent any person identified to serve as an initial officer or director of the Reorganized Debtors is an Insider, the nature of the compensation for such Person was also disclosed. The appointment or employment of such Persons and the proposed compensation and indemnification arrangements for such Persons are consistent with the interests of creditors and with public policy and, therefore, satisfy the requirements of section 1123(a)(7) of the Bankruptcy Code.

P. Compliance with Bankruptcy Rule 3016(c). Other than conduct otherwise enjoined by the Bankruptcy Code, the Plan describes in specific and conspicuous language all acts to be enjoined and identifies the entities that would be subject to any such injunction, thereby satisfying Bankruptcy Rule 3016(c).

Q. Plan Compliance With Provisions of the Bankruptcy Code (Section 1129(a)(1)). The Plan complies with all applicable provisions of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code. In addition, in accordance with Bankruptcy Rule 3016(a), the Plan is dated and identified with the names of the Debtors as proponents of the Plan.

R. Proponent Compliance With Provisions of the Bankruptcy Code (Section 1129(a)(2)). The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code. Therefore, the Debtors have satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.

S. Plan Proposed in Good Faith (Section 1129(a)(3)). The Plan has been proposed in good faith and not by any means forbidden by law. The Plan has been proposed by the Debtors with the honest intent to implement an orderly reorganization strategy that will enable the Debtors to emerge from chapter 11 as a profitable enterprise so as to augment the potential recovery of creditors. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtors to reorganize by providing the Reorganized Debtors with capital structures that will allow them sufficient liquidity and capital resources to satisfy their obligations, to fund necessary capital expenditures, and to otherwise conduct their businesses. Further, the Plan is the product of arms’-length negotiations among the Debtors and the Committee. The Plan reflects these negotiations, and is reflective of the interests of all the

Estates’ constituencies. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Bankruptcy Cases and the formulation of the Plan and has concluded that the Plan will achieve a result consistent with the objectives and purposes of the Bankruptcy Code. The Debtors have satisfied the requirements of section 1129(a)(3) of the Bankruptcy Code.

T. Payment of Costs and Expenses (Section 1129(a)(4)). Any payments made or to be made by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, have, to the extent required by the Bankruptcy Code, the Bankruptcy Rules, or the various orders of this Court, been approved by, or are subject to the approval of, this Court as reasonable. Therefore, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

U. Disclosure of Identities of Officers, Directors and Insiders (Section 1129(a)(5)). The Debtors have disclosed the identities and affiliations of those individuals proposed to serve, after entry of this Order, as directors and officers of the Debtors. The Debtors have also identified the nature of compensation for any insider that will be employed or retained by the Reorganized Debtors. The appointment to, or continuance in, such offices by the Persons identified, and the nature of compensation for such Persons, is consistent with the interests of creditors and equity security holders and with public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

V. No Rate Change (Section 1129(a)(6)). The Plan does not provide for any rate change over which a governmental regulatory commission will have jurisdiction. Therefore, section 1129(a)(6) of the Bankruptcy Code is not applicable to the Debtors.

W. Best Interest of Creditors (Section 1129(a)(7)). The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. With respect to each Class of Impaired Claims and Interests in the Debtors, each holder of a Claim or Interest of such class either (a) has accepted the Plan, or (b) will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. The liquidation analysis attached as Exhibit D to the Disclosure Statement, including the methodology used and estimations and assumptions made therein, and the evidence related thereto that was presented, proffered or adduced at the Confirmation Hearing (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) either have not been controverted by other persuasive evidence or have not been challenged, (c) are based upon reasonable and sound assumptions, and (d) provide a reasonable estimate of the liquidation value of the Debtors’ Estates upon conversion to a chapter 7 proceeding.

X. Plan Acceptance (Section 1129(a)(8)). As evidenced by the Ballot Declaration and ballots filed subsequent to the date of the Ballot Declaration, at least two-thirds in dollar amount and more than one-half in number of the Creditors in the following Voting Classes voted to accept the Plan: Class 3 – American National Bank Claim; Class 4 – Prepetition Notes Claims; Class 5 – Substantial Unsecured Claims; Class 6 – General Unsecured Claims; and, Class 7 – Unsecured Convenience Claims. The following Classes are not impaired under the Plan and thus are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code: Class 1 Other Secured Claims; Class 2 Priority Claims; Class 8 Intercompany Claims; Class 9 Workers’ Compensation Claims; Class 11B Bibb Interests, Class

11C Dan River International Interests; and, Class 11D Dan River Factory Stores Interests. The following Classes will not receive any Distribution or retain any property under the Plan and are, therefore, conclusively deemed to have rejected the Plan pursuant to section 1126(g): Class 10 Subordinated Claims and Class 11A Dan River Interests. Therefore, with respect to each Class, other than Classes 10 and 11A, the Plan satisfies the requirements of section 1129(a)(8) of the Bankruptcy Code.

Y. Plan Treatment of Administrative Claims, Priority Claims, and Tax Claims (Section 1129(a)(9)). The Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code because, except to the extent that the holder of a particular Claim has agreed to different treatment of such Claim, Articles 3.2, 4.2, and 4.3 of the Plan provide that Administrative Expense Claims, Class 2 Priority Claims, and Priority Tax Claims shall be treated in accordance with section 1129(a)(9) of the Bankruptcy Code.

Z. Acceptance by at Least One Impaired Class (Section 1129(a)(10)). The Plan has been accepted by Classes 3 through 7 and, therefore, has been accepted by at least one Class of Claims that is impaired under the Plan (which acceptance has been determined without including any acceptance of the Plan by any Insider). Therefore, the Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

AA. Feasibility (Section 1129(a)(11)). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence presented, proffered, or adduced at the Confirmation Hearing, including, without limitation, the financial projections contained in Exhibit B to the Disclosure Statement: (i) was persuasive and credible; (ii) has not been controverted by other evidence or sufficiently challenged in any of the objections to the Plan, and (iii) establishes that the Plan is feasible and the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Debtors under the Plan.

BB. Payment of Fees (Section 1129(a)(12)). Section 1129(a)(12) of the Bankruptcy Code requires the payment of all fees payable under 28 U.S.C. § 1930. Article 10.8(c) of the Plan provides that the Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

CC. Retiree Benefits (Section 1129(a)(13)). Section 1129(a)(13) of the Bankruptcy Code is satisfied because the Plan provides that on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code) at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits; provided, however, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate retiree benefits.

DD. Cramdown (Section 1129(b)). With respect to the Holders of Subordinated Claims (Class 10) and Dan River Interests (Class 11A), who are deemed to reject the Plan, the Plan does not discriminate unfairly against such holders and is fair and equitable. Specifically, no holders of Claims or Interests that are junior to Classes 10 and 11A will receive or retain any property under the Plan, and the provisions of the Plan addressing the treatment of Claims in these Classes are otherwise fair and equitable. Thus, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code and can be confirmed notwithstanding the deemed rejection by Classes 10 and 11A. Therefore, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.

EE. No Other Plan (Section 1129(c)). Other than the Plan, no reorganization plan has been filed with respect to the Debtors’ chapter 11 cases. Therefore, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

FF. Avoidance of Taxes or Application of Securities Laws (Section 1129(d)). No party in interest that is a governmental unit (as defined in the Bankruptcy Code) has objected to the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and the Court finds this is not the principal purpose of the Plan; therefore, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

GG. Release, Injunction and Exculpation. The release, injunction, and exculpation provisions set forth in the Plan: (a) are within the jurisdiction of this Court under 28 U.S.C. §§ 157 and 1334; (b) are each an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (c) are integral elements of the settlements and compromises incorporated in the Plan; (d) confer material benefits on, and thus are in the best interests of, the Debtors, their estates, their creditors, and other parties in interest; and (e) are, under the facts and circumstances of the Bankruptcy Cases, consistent with and permitted pursuant to sections 105, 524, 1123, 1129, and all other applicable provisions of the Bankruptcy Code. Further, reasonable, adequate, and sufficient notice of and opportunity to be heard with respect to such releases, injunction, and exculpation has been provided under the circumstances and such notice and opportunity has complied with all provisions of the Bankruptcy Code, Bankruptcy Rules, and all other applicable rules and law, including without limitation, Bankruptcy Rules 2002(c)(3), 3016(c), 3017(f), and 3020.

HH. Exemption from Transfer Taxes. All transfers and issuances by the Debtors and Reorganized Debtors are transfers under the Plan free from the imposition of taxes of the kind specified in section 1146(c) of the Bankruptcy Code.

II. Exemption from Securities Laws and Registration and Related Matters. The issuance and distribution of the New Common Stock has been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of (i) the New Common Stock to holders of Allowed Claims and (ii) shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River to Term Loan Participants, is in exchange for Claims against or Interests in the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute “securities,” (a) the offering of such items is exempt, and the issuance and distribution of such items will be exempt, from section 5 of the Securities Act of 1933 (the “Securities Act”) and any state of local law requiring registration prior to the offering, issuance, distribution or sale of securities and (b) all of the above-listed items will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter under section 2(11) of the Securities Act, and compliance with the rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (ii) the restrictions, if any, on the transferability set forth in the such securities and instruments. In addition, the Fee Letter (as referenced in the Commitment Letter) requires that the Funding Bondholders that will receive shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River pursuant to the Fee Letter must be accredited investors as defined in Regulation D under the Securities Act of 1933, and accordingly, such securities shall be exempt from registration under section 4(2) of the Securities Act.

JJ. Modifications and Supplements to the Plan Do Not Require Resolicitation. The Debtors filed their Notice of Technical Amendments to the Plan (the “First Modification”) on January 4, 2005, and the Third Amended and Restated Joint Plan of Reorganization As Modified By The Second Set of Modifications on January 12, 2005 (the “Second Modification”, collectively the “Modifications”). The modifications to the Plan contained in the Modifications constitute technical modifications to the Plan and do not materially or adversely affect or change the treatment of any Claim against or Interest in the Debtors. Accordingly, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against or Interests in the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan as filed with the Court. Due and sufficient notice of the Modifications has been given. The Modifications are an essential element of this Order and the modifications set forth therein, including the terms and conditions thereof, are fully incorporated herein. The Plan, as modified by the Modifications, shall be the Plan confirmed hereby.

KK. Good Faith Solicitation. Based upon the record before the Court, the Debtors and their counsel have formulated and filed the Plan, obtained approval of the Disclosure Statement,

and solicited votes on the Plan all in good faith and in compliance with the applicable provisions of the Bankruptcy Code and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory, injunctive, and release provisions set forth in the Plan.

LL. Good Faith. The Debtors, the Reorganized Debtors, the Committee, the Indenture Trustee, in its capacity as such, the Released Lenders, the Funding Bondholders, in their capacities as such, the Exit Financing Lenders, in their capacities as such, and each of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, employees, officers, directors, agents, advisors, attorneys, and financial advisors, have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to sections 363(m), 1125(e), and 1129(a)(3) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with respect thereto, and the property to be distributed thereunder and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpatory, injunctive, and release provisions set forth in the Plan.

MM. Executory Contracts. Pursuant to Article V of the Plan, the Debtors have exercised sound business judgment in determining that all Executory Contracts or Unexpired Leases will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (1) have been previously rejected by any Debtor pursuant to an order of the Bankruptcy Court, (2) are the subject of a motion to reject filed by any Debtor which is pending on the Effective Date, (3) are identified as being Rejected Contracts on Schedule 5.1 to the Plan, (4) are identified as being Pending Contracts on Schedule 5.1 to the Plan, or (5) are rejected pursuant to the terms of the Plan. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults, (if any) under each Executory Contract or Unexpired Lease that is assumed pursuant to the terms of the Plan.

NN. Conditions to Confirmation. The conditions to Confirmation set forth in Article 11.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

OO. Conditions to Consummation. Each of the conditions precedent to the occurrence of the Effective Date, as set forth in Articles 11.2 and 11.4 of the Plan is reasonably likely to be satisfied.

PP. Estimations Necessary for Implementation of Plan. In order to implement the Plan, it is necessary for the Debtors to provide an Estimated Allowed Claims Amount. The Debtors have determined that the Estimated Allowed Claims Amount is $225,000,000.00. Based upon the evidence presented, proffered or adduced at the Confirmation Hearing, the Court finds that the Estimated Allowed Claims Amount as determined by the Debtors was determined by the Debtors in good faith based upon all information reasonably available to the Debtors, that the Estimated Allowed Claims Amount as determined by the Debtors is proper and appropriate, and that the Estimated Allowed Claims Amount as determined by the Debtors provides the best estimate of the Estimated Allowed Claims Amount based upon all reasonably available information. Accordingly, the Estimated Allowed Claims Amount as set forth herein shall be used for all purposes necessary under the Plan.

QQ. Availability of Cash Payment Fund. The Plan provides that in the event the Debtors do not receive a Standby Commitment Letter prior to the Confirmation Hearing from the Investors that obligates the Investors to provide funds at least equal to the Estimated Aggregate Accelerated Cash Payment Amount then there will be no Cash Payment Fund and there will be no Accelerated Cash Payment Option for Holders of Claims in Classes 5 and 6. Based upon the evidence presented, proferred, or adduced at the Confirmation Hearing, the Debtors did not receive a Standby Commitment Letter prior to the Confirmation Hearing from the Investors that obligates the Investors to provide funds at least equal to the Estimated Aggregate Accelerated Cash Payment Amount. Accordingly, the conditions precedent to establishment of the Cash Payment Fund have not been satisfied.

RR. Term Loan Participation. The Debtors received a binding Commitment Letter for the Term Loan from the Funding Bondholders. Accordingly, each Holder of an Allowed Prepetition Notes Claim, an Allowed Substantial Unsecured Claim, and an Allowed General Unsecured Claim (collectively, the “Eligible Holders”) shall be entitled to become a Term Loan Participant pursuant to the procedures set forth in the Plan and in the Term Loan Solicitation Materials. The Term Loan Solicitation Materials were prepared in good faith and adequately describe the terms and conditions by which Eligible Holders may become Term Loan Participants and the risks in connection therewith, and, accordingly, the Debtors, the Reorganized Debtors, the Committee, the Funding Bondholders, in their capacities as such, and each of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, employees, officers, directors, agents, advisors, attorneys, and financial advisors are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

SS. Agreements and Other Documents. The Debtors have made adequate and sufficient disclosure of all material facts, terms and conditions of and relating to: (1) the adoption of new or amended and restated certificates of incorporation and bylaws or similar constituent documents for the Reorganized Debtors; (2) the distribution to be made pursuant to the Plan; (3) the issuance for distribution, in accordance with the terms of the Plan, of the New

Common Stock; (4) the issuance for distribution, in accordance with the terms of the Term Loan Solicitation Materials, of common stock, or alternatively, warrants, to Term Loan Participants; (5) the issuance for distribution, in accordance with the terms of the Fee Letter referenced in the Commitment Letter, of common stock, or alternatively, warrants, to the Funding Bondholders; (6) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases, and other agreements or documents related to any of the foregoing, including, but not limited to the loan, security, and related documents governing the Exit Financing (the “Exit Financing Documents”); (7) the adoption, execution and implementation of employment and indemnification agreements, and other employee plans and related agreements; and (8) the other matters provided for under the Plan involving the corporate structure of the Reorganized Debtors.

TT. Preservation of Causes of Action. It is in the best interests of all Holders of Claims against and Interests in the Debtors that the Retained Actions that are not expressly released under the Plan be retained by the Debtors pursuant to Article 6.8 of the Plan in order to maximize the value of the Debtors’ Estates.

UU. Retention of Jurisdiction. The Court may properly retain jurisdiction over the Debtors with respect to the matters set forth in Article XII of the Plan except as and to the extent limited by decretal paragraph 32 below.

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

1. Confirmation. The Plan, as modified by the Modifications, shall be, and hereby is, confirmed, having met the requirements of section 1129 of the Bankruptcy Code. Any and all objections to the Plan not previously withdrawn are hereby overruled in their entirety. The terms of the Plan are incorporated herein and are an integral part of this Order. Any reference to the

Plan contained herein shall be deemed to include the Plan Supplement and the Modifications. The provisions of this Order are integrated with each other and are mutually dependent and not severable.

2. Findings of Fact and Conclusions of Law. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any provision designated herein as a finding of fact is more properly characterized to be a conclusion of law, it shall be so deemed, and vice versa.

3. Compliance with Sections 1122 and 1123 of the Bankruptcy Code. The Plan complies with the requirements of section 1122 and 1123 of the Bankruptcy Code.

4. Plan Classification Controlling. The classification of Claims and Interests for purposes of distributions provided for under the Plan shall be governed solely by the terms of the Plan. The classifications and amounts of Claims, if any, set forth in the Ballots tendered or returned by the Debtors’ creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtors, the Reorganized Debtors or the Estates.

5. Implementation of the Plan. In accordance with section 1142 of the Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved and the Debtors, the Reorganized Debtors, and any other person designated pursuant to the Plan shall be, and they hereby are, authorized, empowered, directed, and ordered to execute, deliver, file, and record contracts, instruments, releases, indentures, and other agreements or documents, whether or not such document, agreement, indenture, release, instrument, or contract is specifically referred to in the Plan or the Disclosure Statement, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms. The Debtors, the Reorganized Debtors, and the Indenture Trustee are hereby authorized and directed to make all payments and distributions required under the Plan pursuant to Article 8.1 of the Plan. Without limiting the generality of the foregoing, the Debtors are hereby specifically authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to execute, deliver, and consummate the Exit Financing pursuant to definitive loan documentation substantially similar to the Exit Financing documents filed with the Bankruptcy Court and are further specifically authorized and empowered to issue shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River to the Funding Bondholders in connection with the Fee Letter referenced in the Commitment Letter.

6. Binding Effect. Pursuant to section 1141 of the Bankruptcy Code, this Confirmation Order and the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors or the Reorganized Debtors in connection with the Plan, shall be legally binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the Estates, the Committee, the Holders of Claims, the Holders of Interests, the DIP Lenders, all other parties in interest in the Bankruptcy Cases, and their respective successors and assigns. All agreements, instruments and other documents filed in connection with the Plan or included in the Plan Supplement (as they may be amended or modified pursuant to the terms of the Plan) shall have full force and effect, and shall bind all parties thereto. Any federal, state, commonwealth, local, or other governmental agency or department is hereby directed and ordered to accept any and all documents and instruments necessary, useful, or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan or herein.

7. Corporate Action. Pursuant to section 1142(b) of the Bankruptcy Code, no action of the stockholders, creditors or directors of the Debtors or the Reorganized Debtors shall be required to authorize the Debtors and the Reorganized Debtors (or any of their respective officers, employees or agents action on their behalf) to effectuate and carry out the Plan or any order of this Court relating thereto, including without limitation, to: (i) issue, execute, deliver, file, and record any documents, Court papers, or pleadings, and to take any actions as may be necessary or desirable to consummate the transactions contemplated by the Plan or any other order of this Court, including, without limitation, the Exit Financing; and (ii) issue the securities, instruments, and other interests contemplated by the Plan, including but not limited to, the New Common Stock to be issued to Holders of Allowed Claims, and shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River to be issued to Term Loan Participants, and as applicable, the Funding Bondholders pursuant to the Fee Letter (as referenced in the Commitment Letter). Any and all such actions taken pursuant to this provision are hereby authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects as if they had been authorized or approved by the unanimous actions of the directors and stockholders of the Debtors and the Reorganized Debtors. This Confirmation Order shall constitute approval of the Plan and the transactions contemplated thereby, including, without limitation, those corporate transactions contemplated under Article VII of the Plan.

8. Term Loan Solicitation Materials. The Term Loan Solicitation Materials are approved and incorporated by reference into the Plan. The Debtors are authorized without further order of this Court to transmit the Term Loan Solicitation Materials to all Eligible Holders. To become a Term Loan Participant each electing Eligible Holder must deliver, expressly in accordance with the Term Loan Solicitation Materials and in a manner so as to be received on or before January 31, 2005: (i) an executed election form included in the Term Loan Solicitation Materials (the “Participation Form”) and (ii) immediately available funds in an amount calculated in accordance with the Term Loan Solicitation materials, which amount shall be the Term Loan multiplied by a fraction the numerator of which is the Allowed Claim of such Eligible Holder and the denominator of which is the aggregate Allowed Prepetition Notes Claims of the Funding Bondholders (the “Participation Amount”). Any Eligible Holder that does not provide a Participation Form and its Participation Amount by January 31, 2005 shall not become a Term Loan Participant and shall not obtain any of the rights of a Term Loan Participant. The rights of a Term Loan Participant shall be governed by the operative Term Loan documents, which shall provide that each Term Loan Participant shall receive, among other things, its ratable share of the notes and the warrants issued in connection with the Term Loan (which ratable share shall be determined for each Term Loan Participant based upon the ratio of the Participation Amount of such Term Loan Participant to the aggregate of all Participation Amounts received from the Term Loan Participants). Each Term Loan Participant may elect on its Participation Form to receive, in lieu of the warrants issued in connection with the Term Loan such Term Loan Participant would otherwise receive, shares of common stock of Reorganized Dan River equal to the number of shares such Term Loan Participant would receive if the warrants that would otherwise be issued to such Term Loan Participant were exercised. In the event the number of Term Loan Participants that elect to receive stock in lieu of warrants is such that stock is distributed in lieu of warrants for over fifty percent (50%) of the warrants that would otherwise be issued in connection with the Term Loan, then for purposes of administrative convenience, the Debtors shall distribute stock to all Term Loan Participants in lieu of the warrants that otherwise would be distributed in connection with the Term Loan. If the aggregate Participation Amounts received by the Debtors exceed the principal amount of the Term Loan, the Debtors shall promptly return any such excess funds to the Term Loan Participants such that after the return of any excess funds, the Term Loan Participants will participate in the Term Loan on a ratable basis (which ratable share shall be determined for each Term Loan Participant based upon the ratio of the Participation Amount of such Term Loan Participant to the aggregate of all Participation Amounts received from the Term Loan Participants). Notwithstanding the foregoing, it shall not be necessary for the Funding Bondholders to submit a Participation Form in order to participate in the Term Loan, and, instead, each of the Funding Bondholders’ execution of the Commitment Letter shall be deemed to constitute the election by each Funding Bondholder to become a Term Loan Participant to the full extent of its Allowed Prepetition Notes Claim and the election by each Funding Bondholder to receive common stock of Reorganized Dan River in lieu of the warrants it would have otherwise received under the Term Loan. In addition, the Funding Bondholders shall not be required to deliver their respective Participation Amounts with respect to their Allowed Prepetition Notes Claim on or before January 31, 2005; rather, each Funding Bondholder shall deliver to the administrative agent for the Term Loan their respective Participation Amounts with respect to their Allowed Prepetition Notes Claim at the closing of the Term Loan.

9. Injunctions and Stays Remain in Effect Until the Effective Date. All injunctions or stays, whether by operation of law or by order of the Court, provided for in the Bankruptcy Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or this Confirmation Order.

10. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, deed to secure debt, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with any of the transactions contemplated under the Plan, including, but not limited to, the Exit Financing, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court after the Petition Date through and including the Effective Date, and all sale transactions contemplated by the Plan, including without limitation the sale of the Debtors’ Engineered Products Division that is a condition precedent to the Effective Date, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument is to be recorded shall be, and hereby is, ordered, and directed to accept such instrument without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, mortgage recording tax, intangible tax, or similar tax.

11. Exemption from Securities Laws. The exemption from the requirements of section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security, provided for in section 1145 of the Bankruptcy Code shall apply to any security being issued pursuant to the Plan, including, without limitation, the offer and sale of (i) the New Common Stock to Holders of Allowed Claims and (ii) shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River to Term Loan Participants. In addition, the Fee Letter (as referenced in the Commitment Letter) requires that the Funding Bondholders that will receive shares of common stock of Reorganized Dan River, or alternatively, warrants exercisable for shares of common stock of Reorganized Dan River pursuant to the Fee Letter must be accredited investors as defined in Regulation D under the Securities Act of 1933, and accordingly, such securities shall be exempt from registration under section 4(2) of the Securities Act.

12. Continued Corporate Existence; Vesting of Assets. Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and by-laws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Except as otherwise explicitly provided in the Plan or this Confirmation Order, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Filing Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, including, but not limited to, the Claims, Liens, charges, encumbrances, rights and Interests of the DIP Lenders (but only after all amounts owed to the DIP Lenders under the DIP Loan Facility are paid in full and in Cash, as provided in Article 4.4 of the Plan), except (a) as specifically provided in this Plan and (b) the Claims, Liens, charges, rights, encumbrances, and/or Interests granted to, or otherwise provided for the benefit of, the Exit Financing Lenders pursuant to the terms and conditions of the Exit Financing Documents. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Confirmation Order.

13. Treatment of Executory Contracts and Unexpired Leases. The provisions governing the assumption and rejection of Executory Contracts or Unexpired Leases set forth in Article V of the Plan are hereby approved in their entirety. On the Effective Date, all Executory Contracts or Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (1) have been previously rejected by any Debtor pursuant to an order of the Bankruptcy Court, (2) are the subject of a motion to reject filed by any Debtor which is pending on the Effective Date, (3) are identified as being Rejected Contracts on Schedule 5.1 to the Plan, (4) are identified as being Pending Contracts on Schedule 5.1 to the Plan, or (5) are rejected pursuant to the terms of the Plan; provided, however, if the non-debtor party to an Assumed Contract objects to the assumption of an Assumed Contract pursuant to the procedures set forth in Article 5.3 of the Plan, and such objection has not been resolved prior to the Effective Date, such Assumed Contract will be deemed to be assumed (if at all) only upon the resolution of such objection pursuant to Article 5.3 of the Plan. Each Executory Contract or Unexpired Lease that is assumed by any Debtor under the Plan and pursuant to this Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court shall be deemed to be assigned to the Reorganized Debtors on the later of (i) the Effective Date or (ii) the date of assumption.

14. Treatment of Pending Contracts. The Debtors shall have a period of one hundred twenty (120) days following the Effective Date to file a motion to assume or reject a Pending Contract. Any Pending Contract that has not been assumed or rejected by a Final Order of the Bankruptcy Court or that is not the subject of a motion to assume or reject that is filed before the end of the one hundred twenty (120) day period following the Effective Date shall be deemed rejected as of the last day of such one hundred twenty (120) day period. During the period after the Effective Date and prior to the assumption or rejection of a Pending Contract, the applicable Debtor shall continue to perform under the terms of the Pending Contract, and the non-debtor party to such Pending Contract may not take any action to terminate such Pending Contract on account of any default occurring prior to the Effective Date. To the extent necessary, the time period for the Debtors to assume or reject an unexpired lease of nonresidential real property under section 365(d)(4) of the Bankruptcy Code shall be extended for a period of one hundred twenty (120) days after the Effective Date; provided, however, this extension shall be without prejudice to the right of any non-debtor party to an unexpired lease of nonresidential real property to seek an order requiring the Debtors to elect to assume, assume and assign, or reject a particular lease prior to the expiration of this extended period.

15. Cure of Defaults in Connection with Assumption. For each Executory Contract or Unexpired Lease assumed by the Debtors and assigned to the Reorganized Debtors, the Reorganized Debtors will pay the Cure Amount as set forth on Schedule 5.1, or as determined by the Bankruptcy Court pursuant to the procedures set forth in Article 5.3 of the Plan, on the Initial Distribution Date, or if the Cure Amount has not been determined on the Initial Distribution Date, within thirty (30) days after the Cure Amount has been determined by a Final Order of the Bankruptcy Court. If the Bankruptcy Court determines that the Cure Amount with respect to an Assumed Contract is greater than the amount listed by the Debtors on Schedule 5.1, the Debtors may elect to reject the Assumed Contract at issue.

16. Bar Date for Rejection Damages Claims. All proofs of claim with respect to Claims arising from the rejection pursuant to this Plan of the Rejected Contracts, if any, must be filed with the Claims Agent and served upon counsel for the Reorganized Debtors within thirty (30) days after the Effective Date. All proofs of claim with respect to Claims arising from the rejection of a Pending Contract, if any, must be filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days after the effective date of such rejection. In the event the Reorganized Debtors decide to reject an Assumed Contract if the Court determines that the Cure Amount for such Assumed Contract exceeds the Cure Amount set forth on Schedule 5.1 of the Plan, the non-debtor party to such contract shall be required to file a proof of claim for any damages resulting from such rejection within thirty (30) days after the effective date of such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required herein will be forever barred from assertion against the Debtors or the Reorganized Debtors, the Estate and property of the Debtors or Reorganized Debtors unless otherwise ordered by the Bankruptcy Court or provided in this Plan.

17. Release by Debtors of Certain Parties. Except as otherwise specifically provided in the Plan or this Confirmation Order, pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Bankruptcy Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring or the Bankruptcy Cases. The Reorganized Debtors, the Committee, and other potential representatives of the Estates shall be bound, to the same extent the Debtors are bound, by all of the releases set forth herein.

18. Release by the Debtors of the DIP Lenders. Pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date of this Plan, each of the Debtors and each other Credit Party (as defined by the DIP Loan Facility), in their individual capacities and as debtors in possession for and on behalf of their respective Estates, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged each and every DIP Lender and each and every Prepetition Lender, and each of their respective present or former members, partners, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of their respective successors and assigns (collectively, the “Released Lenders”) for and from any and all claims, obligations, liabilities, losses, expenses or causes of action of any kind or nature whatsoever existing as of the Effective Date of this Plan and howsoever arising, including but not limited to in any manner arising from, based on or relating to, in whole or in part, the Prepetition Credit Agreement, the DIP Loan Facility or any other Credit Document (as defined by the DIP Loan Facility), the Debtors or any other Credit Party, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or other Credit Party and any Released Lender, or any act or omission related to the Bankruptcy Cases or the Plan. The Reorganized Debtors shall be bound, to the same extent the Debtors and any other Credit Party are bound, by all of the releases set forth herein.

19. Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THE PLAN OR IS PRESUMED TO HAVE VOTED FOR THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THE PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES,

AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT ARTICLE 10.4 OF THE PLAN SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL ENTITY EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE EXCHANGE ACT, THE SECURITIES ACT, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

20. Exculpation and Limitation of Liability. The Debtors, the Reorganized Debtors, the Committee, the members of the Committee in their capacities as such, the Indenture Trustee, in its capacity as such, the Released Lenders, the Funding Bondholders, in their capacities as such, the Exit Financing Lenders, in their capacities as such, and any of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation and filing of this Plan, the filing of the Bankruptcy Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. No Holder of any Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this provision for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan.

21. Discharge of Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in this Confirmation Order, the Distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release of all Claims, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors, the Reorganized Debtors or their Estates that arose prior to the Effective Date.

22. Permanent Injunction. The satisfaction, release, and discharge pursuant to Article X of the Plan shall act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

23. Preservation of Causes of Action. Except as otherwise provided in Article X of the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in the Disclosure Statement, the Plan, or the Plan Supplement does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Retained Action upon or after the confirmation or consummation of the Plan.

24. Post-Effective-Date Fees and Expenses. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be allowed to employ and pay professionals in the ordinary course of business.

25. Post-Effective-Date Notice Limited. Beginning on the thirtieth day after the Effective Date, any person seeking relief from this Court in the Bankruptcy Cases shall be required to provide notice only to the Debtors, the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Debtors. Until and including thirty (30) days after the Effective Date, any person seeking relief from this Court in the Bankruptcy Cases shall be required to provide notice pursuant to that certain Order Establishing Notice Procedures entered by the Bankruptcy Court on April 1, 2004 in the Bankruptcy Cases.

26. Dissolution of the Committee. On the Effective Date, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Bankruptcy Cases and under the Bankruptcy Code, except for the limited purposes of filing, defending, and/or objecting to applications for Professional Compensation in accordance with Article 4.2(c) of this Plan; provided, however, that the Committee shall be entitled to obtain reimbursement from the Reorganized Debtors for the reasonable fees and expenses of its members and Professionals relating to the filing, defending, and/or objecting to applications for Professional Compensation.

27. Administrative Bar Date (Non-Professional Fees/Non-Ordinary Course Goods and Services). Except as otherwise provided in the Plan or this Confirmation Order, any Person holding an Administrative Expense Claim, other than (i) an Administrative Expense Claim arising from the operation by the Debtors of their business in the ordinary course of business or (ii) the DIP Lenders for any Claim arising under the DIP Loan Facility, shall file a proof of such Administrative Expense Claim with the clerk of the Bankruptcy Court within thirty (30) days after the Reorganized Debtors provide notice by mail or by publication of the occurrence of the Effective Date.

28. Administrative Bar Date (Professional Fees and Expenses). Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to and subject to the limits contained in the Order Authorizing Debtors to Retain and Compensate Professionals Used in the Ordinary Course of Business entered in the Bankruptcy Cases on or about April 1, 2004.

29. Additional Modifications. Without the need of further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors, with the prior consent of the Committee, shall be authorized and empowered to make non-material modifications to the documents filed with the Court, including the documents included in the Plan Supplement, the

Term Loan Solicitation Materials, or documents forming part of the evidentiary record at the Confirmation Hearing, in their reasonable business judgment as may be necessary to carry out the purpose and intent of the Plan. Further, following entry of this Order, the Debtors shall be authorized, with the consent of the Committee or further order of this Court, to alter, amend, or modify the Plan in accordance with section 1127(b) of the Bankruptcy Code, or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

30. Effect of Reference to the Plan in this Confirmation Order. The failure to reference or discuss any particular provision of the Plan or any agreement, document, or instrument to be executed and delivered in connection with consummation of the Plan, including, but not limited to, the Exit Financing Documents, in this Order shall have no effect on the validity, binding effect, and enforceability of such provision, agreement, document, or instrument, and each provision of the Plan and each agreement, document, and instrument shall have the same validity, binding effect, and enforceability as if fully set forth in this Order.

31. Notice. Pursuant to Bankruptcy Rules 2002(f) and 3020(c), on or before the tenth (10th) day following the entry of this Order, the Debtors shall serve notice of: (i) entry of this Confirmation Order; (ii) the deadline established herein for filing certain Administrative Claims and the deadline established herein for filing final fee applications for professionals; and (iii) such other matters that the Debtors deem appropriate in the form attached hereto as Exhibit A, which form is hereby approved (the “Notice”). The Notice shall be mailed by the Debtors to all parties on the Master Service List, all Holders of Claims against or Interests in the Debtors and all other persons on whom the Confirmation Hearing Notice was served; provided, however, that the Notice need not be mailed to any person if a previous mailing to such person has been returned as undeliverable by the United States Postal Service, unless the Debtors have been informed in writing of a corrected address for such person.

32. Retention of Jurisdiction. Pursuant to Article XII of the Plan, this Court shall retain jurisdiction after the confirmation of the Plan to the fullest extent legally permissible and for any purpose, including all jurisdiction necessary to ensure that the provisions of the Plan are carried out; provided, however, that notwithstanding anything to the contrary in the Plan or this Order, including, but not limited to this paragraph 32, this Court shall not, and shall not be deemed to, retain jurisdiction to enforce the terms and conditions of the Exit Financing Documents, including, but not limited to, any rights or remedies related thereto, except as and to the extent that the Exit Financing Lenders shall have consented in writing to such retained jurisdiction. To the extent that the jurisdiction of this Court over such matters is exclusive jurisdiction, it shall remain so. In addition, subject to the proviso in the first sentence of this paragraph 32, this Court will also retain jurisdiction after entry of this Order for the following specific purposes:

(a)	To adjudicate objections concerning the allowance, priority or classification of Claims and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established herein;

(b)	To liquidate the amount of any disputed, contingent or unliquidated claim, to estimate the amount of any disputed, contingent or unliquidated claim, to establish the amount of any reserve required to be withheld from any distribution under this Plan on account of any disputed, contingent or unliquidated claim.

(c)	To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease of the Debtors;

(d)	To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

(e)	To hear and rule upon all applications for Professional Compensation;

(f)	To remedy any defect or omission or reconcile any inconsistency in this Plan, as may be necessary to carry out the intent and purpose of this Plan;

(g)	To construe or interpret any provisions in this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of this Plan, to the extent authorized by the Bankruptcy Code;

(h)	To adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;

(i)	To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of claims;

(j)	To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

(k)	To hear and determine any tax disputes concerning the Debtors and to determine and declare any tax effects under this Plan;

(l)	Except as otherwise provided in this Order, to determine such other matters as may be provided for in this Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

(m)	Except as otherwise provided in this Order, to determine any controversies, actions or disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan;

(n)	To adjudicate any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, any agreement for the sale of the Engineered Products Division; and,

(o)	To enter a final decree.

33. Headings. Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Order for any other purpose.

34. Inconsistencies. In the event of any inconsistencies between the Plan and the Disclosure Statement, any exhibit to the Plan or Disclosure Statement, or any other instrument or document created or executed pursuant to the Plan, the Plan shall govern; provided, however, that in the event of any such inconsistency between the Plan and the Exit Financing Documents, the Exit Financing Documents shall govern.

35. Final Order/No R. 3020(e) Stay. This Order is a Final Order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof in accordance with Federal Rule of Bankruptcy Procedure 3020(e).

SO ORDERED.

At Newnan, Georgia this 18th day of January, 2005.

/s/ W. Homer Drake, Jr.
W. HOMER DRAKE, JR.
UNITED STATES BANKRUPTCY JUDGE

Prepared and presented by:

KING & SPALDING LLP

/s/ James A. Pardo, Jr.

James A. Pardo, Jr.

Georgia Bar No. 561206

Sarah Robinson Borders

Georgia Bar No. 610649

Felton E. Parrish

Georgia Bar No. 564910

191 Peachtree Street

Atlanta, Georgia 30303-1763

(404) 572-4600

Fax: (404) 572-5149

Attorneys for the Debtor

Exhibit A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

NEWNAN DIVISION

In re:	)	Chapter 11
)
DAN RIVER INC., et al.,	)	Case Nos. 04-10990 through 04-10993
	)	Jointly Administered
)
Debtors.	)	Judge Drake
)

NOTICE OF CONFIRMATION OF PLAN,

PERMANENT INJUNCTION, AND DEADLINES TO FILE ADMINISTRATIVE

EXPENSE CLAIMS

PLEASE TAKE NOTICE that on January             , 2005, the United States Bankruptcy Court for the Northern District of Georgia entered the Findings of Fact, Conclusions of Law and Order (the “Confirmation Order”) confirming the Third Amended and Restated Joint Plan of Reorganization Dated November 29, 2004 (as modified and amended from time to time “Plan”) filed by Dan River Inc., The Bibb Company LLC, Dan River International Ltd., and Dan River Factory Stores, Inc., debtors and debtors in possession in the above-captioned cases, (collectively, the “Debtors”).

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order and the Plan may be obtained at the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Georgia, 75 Spring Street S.W., Atlanta, Georgia 30303, during regular business hours or at www.bmccorp.net/danriver;

PLEASE TAKE FURTHER NOTICE that pursuant to the Plan, the automatic stay of section 362 of the United States Bankruptcy Code shall continue in full force and effect until the Effective Date of the Plan and the Debtors and the Estates shall be entitled to all of the protections afforded thereby, all in accordance with the Plan;

PLEASE TAKE FURTHER NOTICE that beginning on the thirtieth day after the Effective Date, any person seeking relief from this Court in the Bankruptcy Cases shall be required to provide notice only to the Debtors, the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Debtors. Accordingly, any party that would like to receive notices regarding proceedings related to the Bankruptcy Cases after the Effective Date must file a request for such notice with the Clerk of the Bankruptcy Court.

NOTICE IS FURTHER GIVEN THAT the Confirmation Order provides, among other things, the following deadlines:

a. Administrative Claims Bar Date: Any person holding a claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code (an “Administrative Claim”), other than (a) an Administrative Expense Claim arising from the operation by the Debtors of their business in the ordinary course of business, (b) an Administrative Claim arising under the Debtors’ debtor-in-possession financing facility, or (c) an Administrative Claim of a professional or other person described in the next paragraph of this Notice, and who has not previously filed a proof of such Administrative Claim must file a proof of such Administrative Claim, in the form attached hereto as Exhibit 1, with the claims agent appointed in these cases at the one of the following addresses within thirty (30) days after the Effective Date of the Plan.

By mail:	Dan River, Inc., c/o BMC, P.O. Box 949, El Segundo, CA 90245-0949.

By hand delivery or courier:	Dan River, Inc., c/o BMC, 1330 E. Franklin Avenue, El Segundo, CA 90245.

Any such person who fails to file a timely proof of an Administrative Claim with the claims agent will be FOREVER BARRED from seeking payment of such Administrative Claim by the Debtors, their estates, or the reorganized Debtors.

b. Professionals Fees and Expenses; Committee Expenses: Any person seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the date on which the Confirmation Order was entered pursuant to sections 503(b)(2), (b)(3), (b)(4), or (b)(5) of the Bankruptcy Code must file a final application with the Court for allowance of compensation for services rendered and reimbursement of expenses incurred through such date within sixty (60) days after the Effective Date of the Plan. Any such person who fails to file a timely application with the Court will be forever barred from seeking such compensation from the Debtors, their estates, or the reorganized Debtors. The provisions of this paragraph shall not apply to any professional providing services pursuant to and subject to the limits contained in the Order Authorizing Debtors to Retain and Compensate Professionals Used in the Ordinary Course of Business entered in the Bankruptcy Cases on or about April 1, 2004.

Dated: January             , 2004

KING & SPALDING LLP

James A. Pardo, Jr.

Georgia Bar No. 561206

Sarah Robinson Borders

Georgia Bar No. 610649

Felton E. Parrish

Georgia Bar No. 564910

191 Peachtree Street

Atlanta, Georgia 30303-1763

(404) 572-4600

Fax: (404) 572-5149

Counsel for the Debtors and Debtors-in-Possession

Exhibit B

UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF GEORGIA ATLANTA DIVISION	ADMINISTRATIVE CLAIM REQUEST

NOTE: This form should be used to make a claim for an administrative expense arising after December 20, 2002, the commencement of the case, pursuant to 11 U.S.C § 503.

Name of Creditor (The person or other entity to whom the debtor owes money or property):	☐	Check box if you are aware that anyone else has filed a claim for administrative expense relating to your claim. Attach copy of statement giving particulars.
	☐	Check box if you have never received any notices from the bankruptcy court in this case.
	☐	Check box if the address differs from the address on the envelope sent to you by the court.
If address differs from above, please complete the following:
Creditor Name: Address: City/St/Zip:	Telephone #

Account or other number by which creditor identifies debtor:	Check here if this claim	☐ replaces ☐ amends a previously filed claim, dated ________

1. Basis for Claim ☐ Goods sold ☐ Services performed ☐ Money loaned	☐ ☐ ☐	Personal injury/wrongful death [see item #5 below] Taxes Other _________________

2. Date debt was incurred:	3. If court judgment, date obtained:

4. Total Amount of Claim: $_______________

☐	Check this box if claim includes interest or other charges in addition to the principal amount of the claim. Attach itemized statement of all charges.

6.      Credits: The amount of all payments on this claim should be credited and deducted for the purpose of making this administrative claim request.

7.      Supporting Documents: Attach copies of supporting documents, such as promissory notes, purchase orders, invoices, itemized statements of running accounts, contracts, court judgments, mortgages, security agreements, and evidence of perfection of lien. DO NOT SEND ORIGINAL DOCUMENTS. If the documents are not available, explain. If the documents are voluminous, attach a summary.

8.      Date-Stamped Copy: To receive an acknowledgment of the filing of your claim, enclose a stamped, self-addressed envelope and copy of this proof of claim. This claim must be filed and actually received on or before __________, 2004.

This Space is for the Debtors’ Use Only

Date	Sign and print the name and title, if any, of the creditor or other person authorized to file this claim (attach copy of power of attorney, if any):

Penalty for presenting fraudulent claim: Fine of up to $500,000 or imprisonment for up to 5 years, or both. 18 U.S.C. §§ 152 and 3571.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

NEWNAN DIVISION

In re:	)	Chapter 11
)
DAN RIVER INC., et al.,	)	Case Nos. 04-10990 through 04-10993
	)	Jointly Administered
)
Debtors.	)	Judge Drake
)

THIRD AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION, AS

MODIFIED BY THE SECOND SET OF MODIFICATIONS,

FOR

DAN RIVER INC., THE BIBB COMPANY LLC,

DAN RIVER INTERNATIONAL LTD.

AND

DAN RIVER FACTORY STORES, INC.

Dated the 29th day of November, 2004

Filed by:

Dan River Inc., The Bibb Company LLC, Dan River International Ltd. and Dan River

Factory Stores, Inc., Debtors and Debtors In Possession

Attorneys for the Debtors and Debtors In Possession:

James A. Pardo, Jr.

Sarah R. Borders

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

(404) 572-4600

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND GENERAL PROVISIONS	1
1.1	DEFINITIONS	1
1.2	TIME	14

ARTICLE II	CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT	14
2.1	SUMMARY	14
2.2	DEEMED ACCEPTANCE OF PLAN	15
2.3	DEEMED REJECTION OF PLAN	15
2.4	CONFIRMATION PURSUANT TO SECTION 1129(B) OF THE BANKRUPTCY CODE	15
2.5	PREPETITION LENDER CLAIMS	15

ARTICLE III	TREATMENT OF CLAIMS AND INTERESTS	16
3.1	CLASS 1 — OTHER SECURED CLAIMS	16
3.2	CLASS 2 — PRIORITY CLAIMS	16
3.3	CLASS 3 — AMERICAN NATIONAL BANK CLAIM	17
3.4	CLASS 4 — PREPETITION NOTES CLAIMS	18
3.5	CLASS 5 — SUBSTANTIAL UNSECURED CLAIMS	18
3.6	CLASS 6 — GENERAL UNSECURED CLAIMS	20
3.7	CLASS 7 — UNSECURED CONVENIENCE CLAIMS	21
3.8	CLASS 8 — INTERCOMPANY CLAIMS	21
3.9	CLASS 9 — WORKERS’ COMPENSATION CLAIMS	22
3.10	CLASS 10 — SUBORDINATED CLAIMS	22
3.11	CLASS 11 — INTERESTS	22
3.12	SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS	23

ARTICLE IV	TREATMENT OF UNCLASSIFIED CLAIMS	23
4.1	SUMMARY	23
4.2	ADMINISTRATIVE EXPENSE CLAIMS	23
4.3	PRIORITY TAX CLAIMS	24
4.4	DIP LENDER CLAIMS	24

ARTICLE V	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	24
5.1	ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	24
5.2	CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES	25
5.3	CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES	26
5.4	INDEMNIFICATION OBLIGATIONS	26
5.5	EMPLOYMENT AGREEMENTS AND OTHER BENEFITS	27

ARTICLE VI	MEANS FOR IMPLEMENTATION OF PLAN	29
6.1	CONTINUED CORPORATE EXISTENCE	29
6.2	POOLING OF CLAIMS	29
6.3	EXIT FINANCING	29
6.4	SOURCES OF CASH FOR DISTRIBUTION	30
6.5	REINSTATEMENT OF INTERESTS OF DAN RIVER AFFILIATES	30

-i-

6.6	CANCELLATION OF EXISTING SECURITIES OF DAN RIVER AND AGREEMENTS	31
6.7	CORPORATE AND LIMITED LIABILITY COMPANY ACTION	31
6.8	PRESERVATION OF CAUSES OF ACTION	31
6.9	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS	32
6.10	EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING FEES	32
6.11	FURTHER AUTHORIZATION	32
6.12	CASH PAYMENT FUND	32

ARTICLE VII	PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS	33
7.1	AMENDED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS	33
7.2	DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS	34
7.3	ISSUANCE OF NEW COMMON STOCK AND OTHER EQUITY INTERESTS	34
7.4	REGISTRATION RIGHTS AGREEMENT	35
7.5	LISTING OF NEW COMMON STOCK	35
7.6	LONG-TERM INCENTIVE PLAN	35

ARTICLE VIII	DISTRIBUTIONS	36
8.1	DISBURSING AGENT	36
8.2	DISTRIBUTIONS OF CASH	36
8.3	NO INTEREST ON CLAIMS OR INTERESTS	36
8.4	DELIVERY OF DISTRIBUTIONS	36
8.5	DISTRIBUTIONS TO HOLDERS AS OF THE RECORD DATE	36
8.6	DE MINIMIS DISTRIBUTIONS	37
8.7	FRACTIONAL SECURITIES; FRACTIONAL DOLLARS	37
8.8	WITHHOLDING TAXES	37

ARTICLE IX	PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS	37
9.1	OBJECTIONS TO CLAIMS	37
9.2	NO DISTRIBUTIONS PENDING ALLOWANCE	37
9.3	ESTIMATION OF CLAIMS	37
9.4	RESOLUTION OF CLAIMS OBJECTIONS	38
9.5	DISTRIBUTIONS AFTER ALLOWANCE	38
9.6	DISTRIBUTIONS ON INSURED CLAIMS	38

ARTICLE X	EFFECT OF PLAN ON CLAIMS AND INTERESTS	39
10.1	REVESTING OF ASSETS	39
10.2	DISCHARGE OF THE DEBTORS	39
10.3	RELEASE BY DEBTORS OF CERTAIN PARTIES	39
10.4	RELEASE BY HOLDERS OF CLAIMS AND INTERESTS	40
10.5	SETOFFS	41
10.6	EXCULPATION AND LIMITATION OF LIABILITY	41
10.7	INJUNCTION	41
10.8	EFFECT OF CONFIRMATION	41

ARTICLE XI	CONDITIONS PRECEDENT	42
11.1	CONDITIONS TO CONFIRMATION	42
11.2	CONDITIONS TO THE EFFECTIVE DATE	42

-ii-

11.3	WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION	43
11.4	NON-WAIVABLE CONDITION TO THE EFFECTIVE DATE	43

ARTICLE XII	RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT	43
12.1	RETENTION OF JURISDICTION	43
12.2	ALTERNATIVE JURISDICTION	44
12.3	FINAL DECREE	44

ARTICLE XIII	MISCELLANEOUS PROVISIONS	45
13.1	MODIFICATION OF THE PLAN	45
13.2	PLAN SUPPLEMENT	45
13.3	ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND INTEREST	45
13.4	CREDITORS’ COMMITTEE	45
13.5	APPLICABLE LAW	46
13.6	PREPARATION OF ESTATES’ RETURNS AND RESOLUTION OF TAX CLAIMS	46
13.7	HEADINGS	46
13.8	REVOCATION OF PLAN	46
13.9	CONFIRMATION OF PLANS FOR SEPARATE DEBTORS	46
13.10	NO ADMISSIONS; OBJECTION TO CLAIMS	46
13.11	NO BAR TO SUITS	46
13.12	EXHIBITS/SCHEDULES	46

-iii-

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF GEORGIA

NEWNAN DIVISION

In re:	)	Chapter 11
)
DAN RIVER INC., et al.,	)	Case Nos. 04-10990 through 04-10993
	)	Jointly Administered
)
Debtors.	)	Judge Drake
)

THIRD AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION,

AS MODIFIED BY THE SECOND SET OF MODIFICATIONS,

FOR DAN RIVER INC., THE BIBB COMPANY LLC, DAN RIVER

INTERNATIONAL LTD. AND DAN RIVER FACTORY STORES, INC.

INTRODUCTION

COME NOW Dan River Inc., The Bibb Company LLC, Dan River International Ltd., and Dan River Factory Stores, Inc., debtors and debtors in possession in the above-captioned cases, and propose this Third Amended and Restated Joint Plan of Reorganization, As Modified by the Second Set of Modifications, for the resolution of the outstanding Claims against and Interests in the Debtors. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

For the purposes of this Plan, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article 1.1 of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.1 Definitions. The following terms shall have the following meanings when used in this Plan:

(a) “Accelerated Cash Payment” means the Cash payment to the Holder of an Allowed Substantial Unsecured Claim or the Holder of an Allowed General Unsecured Claim who elects the Accelerated Cash Payment Option in the event an Accelerated Cash Payment Option is provided pursuant to the terms of the Plan.

(b) “Accelerated Cash Payment Option” means, subject to the conditions specified in this Plan, the option of a Holder of an Allowed Substantial Unsecured Claim or a Holder of an Allowed General Unsecured Claim to elect to receive an Accelerated Cash Payment in lieu of the distribution that otherwise would be made to such Holder pursuant to the terms of this Plan.

(c) “Administrative Expense Claim” means a Claim (other than a claim under the DIP Loan Facility) for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Filing Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Cases, Professional Compensation, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

(d) “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

(e) “Allowed Claim” shall mean a Claim or any portion thereof that (i) has been allowed by a Final Order of the Bankruptcy Court; (ii) is listed in any of the Debtors’ respective Schedules and for which no contrary proof of claim has been filed, other than a Claim that is listed in any of the Debtors’ Schedules at zero or as disputed, contingent, or unliquidated; (iii) is evidenced by a proof of claim that has been timely filed with the Bankruptcy Court or the Claims Agent on or before the Bar Date or deemed to be timely filed pursuant to any Final Order of the Bankruptcy Court or under applicable law, and as to which (A) no objection to its allowance has been filed on or before the Claims Objection Deadline, or (B) any objection to its allowance has been settled or withdrawn, or has been overruled by a Final Order; or (iv) is allowed pursuant to the terms of this Plan (regardless of whether such claim has been listed by the Debtors in their Schedules and regardless of whether a proof of claim has been filed in respect thereof); provided, however, that Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered Allowed Claims for the purposes of distribution under this Plan.

(f) “Amended By-Laws” means the amended by-laws (or, in the case of Bibb, the amended limited liability agreement) of the Reorganized Debtors prepared pursuant to Article 7.1 of this Plan, which shall be in substantially the forms contained in the Plan Supplement.

(g) “Amended Certificate of Incorporation” means the amended and restated articles or certificates of incorporation (or, in the case of Bibb, the amended certificate of formation) of the Reorganized Debtors prepared pursuant to Article 7.1 of this Plan, which shall be in substantially the forms contained in the Plan Supplement.

(h) “American National Bank” means American National Bank and Trust Company.

(i) “American National Bank Claim” means all Secured Claims arising under or pursuant to the American National Bank Credit Documents.

(j) “American National Bank Credit Documents” means that certain Promissory Note dated May 15, 2000, made by Dan River in favor of American National Bank and the American National Bank Deed of Trust, each as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

(k) “American National Bank Deed of Trust” means that certain Deed of Trust dated May 15, 2000, by and among Dan River, American National Bank, and Patrick H. Musick and R. Lee Lancey, as trustees.

(l) “Asserted Amount” shall mean the total amount of a Claim asserted by a Holder against any Debtor.

(m) “Assets” means, collectively, all of the property, as defined by section 541 of the Bankruptcy Code of the Estates of the Debtors (including, without limitation, all of the assets, property, interests (including equity interests) and effects, real and personal, tangible and intangible, including all Avoidance Actions), wherever situated as such properties exist on the Effective Date or thereafter.

(n) “Assumed Contracts” shall have the meaning given such term in Article 5.1 of this Plan.

(o) “Avoidance Action” means any claim or cause of action of an Estate arising out of or maintainable pursuant to sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.

(p) “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to Holders of Claims included in Classes that are Impaired under this Plan and are entitled to vote under Article II of this Plan to accept or reject this Plan.

(q) “Bankruptcy Case” means, with respect to each Debtor, the chapter 11 case initiated by such Debtor’s filing on the Filing Date of a voluntary petition for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. The Bankruptcy Cases are being jointly administered in the Bankruptcy Court as Bankruptcy Case No. 04-10990-WHD pursuant to the Order Directing Joint Administration of Cases entered by the Bankruptcy Court on April 1, 2004.

(r) “Bankruptcy Code” means title 11 of the United States Code.

(s) “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division or, in the event such court ceases to exercise jurisdiction over any Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over such Bankruptcy Case in lieu of the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division.

(t) “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure,

as applicable to the Bankruptcy Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applied to the Bankruptcy Cases or proceedings therein, as the case may be.

(u) “Bibb” means The Bibb Company LLC, one of the Debtors.

(v) “Business Day” means any day on which commercial banks are required to be open for business in Atlanta, Georgia.

(w) “Cash” means legal tender of the United States of America and equivalents thereof.

(x) “Cash Payment Fund” means the fund that may be established pursuant to Article 6.12 of this Plan.

(y) “Causes of Action” means all Avoidance Actions and any and all of a Debtor’s or a Reorganized Debtor’s actions, causes of action, suits, accounts, agreements, promises, rights to payment and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity, or otherwise.

(z) “Certificate” means any instrument, including, without limitation, any note, bond, indenture, or other document evidencing or creating any indebtedness or obligation of the Debtors evidencing a Claim.

(aa) “Claim” means a claim against one of the Debtors (or all or some of them) whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

(bb) “Claims Agent” means Bankruptcy Management Corporation, 1330 E. Franklin Ave., El Segundo, California 90245.

(cc) “Claims Objection Deadline” means the later of the first Business Day which is (i) one hundred twenty (120) days after the Effective Date, (ii) sixty (60) days after a specific Proof of Claim was filed or (iii) such other time as may be ordered by the Bankruptcy Court, as such dates may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.

(dd) “Classes” means a category of Claims or Interests described in Article III of this Plan.

(ee) “Commitment Amount” means the amount a Funding Source agrees to contribute to the Cash Payment Fund pursuant to Article 6.12 of this Plan.

(ff) “Commitment Letter” shall mean the letter executed by the Funding Bondholders pursuant to which the Funding Bondholders agree to provide the funds necessary for the Term Loan.

(gg) “Committee” means the Official Committee of Unsecured Creditors appointed in the Debtors’ Bankruptcy Cases pursuant to section 1102(a) of the Bankruptcy Code.

(hh) “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order.

(ii) “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be continued.

(jj) “Confirmation Order” means the order confirming this Plan pursuant to section 1129 of the Bankruptcy Code that the Bankruptcy Court enters, which shall be substantially in the form contained in the Plan Supplement and be in all material respects reasonably acceptable to the Debtors and the Committee.

(kk) “Creditor’s Share of New Common Stock” shall mean all shares of New Common Stock less the number of shares of New Common Stock, if any, that may be reserved for issuance pursuant to the Long Term Incentive Plan.

(ll) “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Filing Date.

(mm) “Cure Amount” means the amount required to satisfy the Debtors’ obligations under section 365(b) of the Bankruptcy Code with respect to the Debtors’ assumption of any Executory Contract or Unexpired Lease which amount will be determined in accordance with the procedures set forth on Article 5.3 of this Plan.

(nn) “Dan River” means Dan River Inc., one of the Debtors.

(oo) “Dan River Factory Stores” means Dan River Factory Stores, Inc., one of the Debtors.

(pp) “Dan River International” means Dan River International Ltd., one of the Debtors.

(qq) “Debtor” or “Debtors” means, individually, Dan River, Bibb, Dan River International and Dan River Factory Stores and, collectively, all of Dan River, Bibb, Dan River International and Dan River Factory Stores, each of which is a Debtor in its Bankruptcy Case.

(rr) “Designated Notice” means notice and an opportunity for a hearing as defined in section 102(1) of the Bankruptcy Code, with notice limited to the Debtors, the United States Trustee, and other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the Clerk of the Bankruptcy Court and serve a copy of same on counsel for the Debtors. Until and including thirty (30) days after the Effective Date, Designated Notice means notice pursuant to that certain Order Establishing Notice Procedures entered by the Bankruptcy Court on April 1, 2004 in the Bankruptcy Case.

(ss) “DIP Lenders” means the Secured Parties as defined by the DIP Loan Facility.

(tt) “DIP Loan Facility” means that certain post-petition debtor in possession credit agreement, as amended from time to time, provided to the Debtors pursuant to the terms of that certain Stipulation and Final Order (I) Authorizing (A) Secured Post-Petition Financing on a Super Priority Basis Pursuant to 11 U.S.C. § 364 entered by the Bankruptcy Court in the Bankruptcy Case on May 28, 2004.

(uu) “Disallowed Claim” means a Claim or any portion thereof that (i) has been disallowed by a Final Order, (ii) is listed in any of the Debtors’ respective Schedules at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court or the Claims Agent pursuant to the Bankruptcy Code or any Final Order of the Bankruptcy Court, or (iii) is not listed in any of the Debtors’ respective Schedules and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court or the Claims Agent pursuant to the Bankruptcy Code or any Final Order of the Bankruptcy Court.

(vv) “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

(ww) “Disputed Claim” means, with reference to any Claim, a Claim or any portion thereof, that is the subject of an objection timely filed in the Bankruptcy Court and which objection has not been withdrawn, settled or overruled by a Final Order of the Bankruptcy Court.

(xx) “Distribution” means any distribution by the Debtors or Reorganized Debtors to a Holder of an Allowed Claim.

(yy) “Distribution Date” means (i) the Initial Distribution Date, and (ii) the first Business Day after the end of the months of June and December, commencing with the first such date to occur more than ninety (90) days after the Initial Distribution Date and continuing until the Final Distribution Date; provided, however, that a Distribution Date (other than the Initial Distribution Date and Final Distribution Date) shall not occur if the aggregate value of the consideration to be distributed on account of all Allowed Claims on any Distribution Date is less than Fifty Thousand and 00/100 Dollars ($50,000.00), in which case the amount to be distributed shall be retained and added to the amount to be distributed on the next Distribution Date.

(zz) “District Court” means the United States District Court for the Northern District of Georgia, Newnan Division.

(aaa) “Effective Date” means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which this Plan shall take effect, which date shall be not more than five (5) Business Days after the later of (i) the date on which the Confirmation

Order becomes a Final Order and (ii) the date on which the conditions to the Effective Date provided for in this Plan have been satisfied or waived.

(bbb) “Engineered Products Division” means the division of the Debtors’ business that manufactures and sells specialty engineered yarns and woven fabrics for use in making high-pressure hoses and other industrial products.

(ccc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

(ddd) “Estate” means, with regard to each Debtor, the estate that was created by the commencement by a Debtor of a Bankruptcy Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all rights, powers, and privileges of such Debtor and any and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Debtor or such estate shall have had as of the commencement of the Bankruptcy Case, or which such Estate acquired after the commencement of the Bankruptcy Case, whether by virtue of sections 541, 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code, or otherwise.

(eee) “Estimated Aggregate Accelerated Cash Payment Amount” shall have the meaning given in Article 6.12 of this Plan.

(fff) “Estimated Allowed Claims Amount” shall mean the estimated amount of all Allowed Claims in Classes 4-6, which amount shall be provided in the Confirmation Order.

(ggg) “Executory Contract or Unexpired Lease” means all executory contracts and unexpired leases to which any of the Debtors is a party.

(hhh) “Existing Securities” means, collectively, the Prepetition Notes, shares of stock of Dan River, regardless of class, that are authorized, issued and outstanding on the Effective Date immediately prior to this Plan taking effect, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) contractual, legal or otherwise to acquire any of the foregoing.

(iii) “Exit Financing” means the secured financing to be provided by the Exit Financing Lenders, as described in more detail in Article 6.3 of this Plan.

(jjj) “Exit Financing Lenders” means the lenders to be identified by the Debtors in the Plan Supplement that will provide the financing contemplated by the Exit Financing.

(kkk) “Filing Date” means March 31, 2004.

(lll) “Final Distribution” means the Distribution by the Debtors or Reorganized Debtors that satisfies all Allowed Claims to the extent provided in accordance with this Plan.

(mmm) “Final Distribution Date” means the Distribution Date on which the Final Distribution is made.

(nnn) “Final Order” means an order of the Bankruptcy Court, the District Court, or any other court as to which (i) any appeal that has been taken has been finally determined or dismissed, or (ii) the time for appeal has expired and no appeal has been filed timely. (In the case of an order of the Bankruptcy Court, the time for appeal, for purposes of this definition, shall be the time permitted for an appeal to the District Court.).

(ooo) “Funding Bondholders” shall mean those Holders of Class 4 Prepetition Notes Claims that provide a commitment to provide funds necessary for the Term Loan.

(ppp) “Funding Source” or “Funding Sources” shall mean, individually, a Holder of a Prepetition Notes Claim that has elected to contribute its Proportionate Share to the Cash Payment Fund pursuant to Article 6.12 of this Plan, and, collectively, shall mean all such Holders of Prepetition Notes Claims that have elected to contribute their respective Proportionate Share to the Cash Payment Fund pursuant to Article 6.12 of this Plan.

(qqq) “General Unsecured Claim” means any Unsecured Claim other than a Prepetition Notes Claim, a Substantial Unsecured Claim, an Unsecured Convenience Claim, a Workers’ Compensation Claim, an Intercompany Claim or a Subordinated Claim.

(rrr) “Holder” means a holder of a Claim or Interest, as applicable.

(sss) “Impaired” shall have the meaning ascribed thereto in section 1124 of the Bankruptcy Code.

(ttt) “Indemnification Rights” means any obligations or rights of the Debtors to indemnify, reimburse, advance or contribute to the losses, liabilities or expenses of any Person pursuant to the Debtors’ certificates of incorporation, bylaws, or policy of providing employee indemnification, or other applicable law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against such Person based upon any act or omission related to such Person’s service with, for or on behalf of the Debtors.

(uuu) “Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

(vvv) “Indenture Trustee” means HSBC Bank, USA, as trustee, or any successor trustee, under the Prepetition Notes Indenture.

(www) “Initial Distribution Date” means the Effective Date or as soon as reasonably practical thereafter; provided, however, that in no event shall the Initial Distribution Date be more than twenty (20) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.

(xxx) “Initial Holder” means, (a) any Person who is the initial recipient of shares of common stock in Reorganized Dan River distributed pursuant to the terms of this Plan, (b) any investment fund for which any Person thereof acts as manager and holds shares of common stock in Reorganized Dan River distributed pursuant to the terms of this Plan, (c) any partnership or other entity for which any Person thereof acts directly or indirectly as a general partner, managing member or controlling stockholder and holds shares of common stock in Reorganized Dan River distributed pursuant to the terms of this Plan, and (d) any Person otherwise affiliated with any of the foregoing individuals or entities.

(yyy) “Intercompany Claim” means a Claim by a Debtor against another Debtor.

(zzz) “Interests” means the equity interests in the Debtors, including, but not limited to, the Existing Securities and the common stock of Bibb, Dan River International, and Dan River Factory Stores and any options, warrants, puts, calls, subscriptions or other similar rights or other agreements, commitments, or outstanding securities obligating any of the Debtors to issue, transfer, purchase, redeem, or sell any shares of capital stock or other securities, any claims arising out of any appraisal or dissenter’s rights, any claims arising from rescission of a purchase, sale or other acquisition of any common stock or other equity security (or any right, claim, or interest in and to any common stock or equity security) of any of the Debtors, and any claims for damages or any other relief arising from any such purchase, sale, or other acquisition of such common stock or other equity security.

(aaaa) “Investors” means those Holders of Prepetition Notes Claims who agree to enter into the Standby Commitment Letter and who shall be identified at the Confirmation Hearing.

(bbbb) “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

(cccc) “Long-Term Incentive Plan” means the incentive plan authorized by Article 7.6 of this Plan, which shall be in form and substance reasonably acceptable to the Committee, and which shall be in substantially the form contained in the Plan Supplement.

(dddd) “New Common Stock” means the Ten Million (10,000,000) shares of common stock, par value $0.01 per share, of the Reorganized Dan River to be issued for distribution pursuant to this Plan as authorized by Article 7.3(a) of this Plan.

(eeee) “Non-Qualified Pension Plans” shall mean, collectively, the Dan River Inc. Supplemental Executive Retirement Plan, the Dan River Inc. Restricted Supplemental Executive Retirement Plan, and the Dan River Inc. Non-qualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors.

(ffff) “Noteholders’ Share of New Common Stock” shall mean the number of shares of the Creditors’ Share of New Common Stock determined by (A) dividing the aggregate Allowed Amount of the Prepetition Notes Claims by the Estimated Allowed Claims Amount and (B) multiplying the resulting number by the number of shares of the Creditors’ Share of New Common Stock.

(gggg) “Other Secured Claim” means a Secured Claim other than a Prepetition Lender Claim and an American National Bank Claim.

(hhhh) “Participation Amount” shall have the meaning provided in Article 6.3(b) of this Plan.

(iiii) “Pending Contracts” means those Executory Contracts or Unexpired Leases that are identified on Schedule 5.1 as Executory Contracts or Unexpired Leases that will either be assumed or rejected within one hundred twenty (120) days after the Effective Date.

(jjjj) “Periodic Cash Payments” means six (6) equal Cash payments to be made to a Holder of an Allowed General Unsecured Claim beginning on the Initial Distribution Date and continuing thereafter on the following five (5) Distribution Dates that occur in the months of July and January such that each individual payment will be in an amount that is equal to 5% of the amount of such Holder’s Allowed General Unsecured Claim and the total of all such payments to a Holder of an Allowed General Unsecured Claim, without interest, is equal to 30% of the amount of such Holder’s Allowed General Unsecured Claim.

(kkkk) “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code) or other entity.

(llll) “Plan” means this joint plan of reorganization as the same may hereafter be amended or modified.

(mmmm) “Plan Supplement” means the document containing the forms of documents specified in Article 13.2 of this Plan.

(nnnn) “Prepetition Agent” means Deutsche Bank Trust Company Americas, as agent, or any successor agent, under the Prepetition Credit Agreement.

(oooo) “Prepetition Credit Agreement” means that certain Credit Agreement, dated as of April 15, 2003, by and between Dan River, the Prepetition Agent, and the lenders thereunder, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith.

(pppp) “Prepetition Lender Claims” means all Secured Claims arising under or pursuant to the Prepetition Credit Agreement.

(qqqq) “Prepetition Lenders” means the Holders of the Prepetition Lender Claims.

(rrrr) “Prepetition Notes Claims” means all Claims for principal and interest under or pursuant to the Prepetition Notes or the Prepetition Notes Indenture.

(ssss) “Prepetition Notes Indenture” means that certain indenture dated as of April 15, 2003, by and between Dan River and the Indenture Trustee, as such indenture may have been amended, supplemented, or otherwise modified from time to time, and all related agreements and documents.

(tttt) “Prepetition Notes” means the 12 - 3/4 % Senior Notes due 2009 in the aggregate principal face amount of $157,000,000 issued by Dan River pursuant to the Prepetition Notes Indenture.

(uuuu) “Priority Claim” means a Claim entitled to priority under the provisions of section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or a Priority Tax Claim.

(vvvv) “Priority Tax Claim” means a Claim against the Debtors that is of a kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

(wwww) “Professional Compensation” means (i) any amounts that the Bankruptcy Court allows pursuant to section 330 of the Bankruptcy Code as compensation earned, and reimbursement of expenses incurred, by professionals employed by the Debtors and the Committee and (ii) any amounts the Bankruptcy Court allows pursuant to sections 503(b)(3) and (4) of the Bankruptcy Code in connection with the making of a substantial contribution to the Bankruptcy Cases.

(xxxx) “Proportionate Share” shall mean, with respect to an individual Funding Source, the percentage obtained by dividing the Allowed Amount the Prepetition Notes Claim of such Funding Source by the aggregate Allowed Amount of Prepetition Notes Claims set forth in Article 3.4(a) of this Plan.

(yyyy) “Pro Rata Share” shall mean, with respect to the Holder of an Allowed Claim, the percentage obtained by dividing the Allowed Amount of such Claim by the Estimated Allowed Claims Amount.

(zzzz) “Qualified Pension Plans” shall mean, collectively, the following defined benefit plans: (i) the Dan River Inc. Hourly Retirement Plan, (ii) the Dan River Inc. Salary Retirement Plan, and (iii) The Bibb Company Pension Plan.

(aaaaa) “Record Date” means the date established in the Confirmation Order or any other Final Order of the Bankruptcy Court for determining the identity of holders of Allowed Claims entitled to Distributions under this Plan. If no Record Date is established in the Confirmation Order or any other order of the Bankruptcy Court, then the Record Date shall be the Confirmation Date.

(bbbbb) “Record Holder” means the Holder of a Claim as of the Record Date.

(ccccc) “Registration Rights Agreement” means the agreement described in Article 7.4 of the Plan.

(ddddd) “Rejected Contracts” means those Executory Contracts or Unexpired Leases identified on Schedule 5.1 as Executory Contracts or Unexpired Leases to be rejected on the Effective Date.

(eeeee) “Released Lenders” shall have the meaning given in Article 10.3(b) of this Plan.

(fffff) “Released Parties” means collectively (i) all officers, directors, employees, consultants, agents, financial advisors, attorneys and other representatives of the Debtors who served in such capacity on or subsequent to the Filing Date, in each case in their capacity as such; and (ii) the Committee, including its agents, financial advisors, and attorneys, in each case in their capacity as such, and all members of the Committee, including their agents, financial advisors, and attorneys, in each case in their capacity as such.

(ggggg) “Reorganized Dan River” means Dan River on and after the Effective Date.

(hhhhh) “Reorganized Debtor” or “Reorganized Debtors” means, individually, any Debtor and, collectively, all of the Debtors, in each case on and after the Effective Date.

(iiiii) “Reserved Shares” shall mean the number of shares of the Creditors’ Share of New Common Stock determined by (A) dividing all Allowed Class 6 Claims (as estimated by the Debtors, which estimate shall be provided in the Confirmation Order) by the Estimated Allowed Claims Amount and (B) multiplying the resulting number by the number of shares of the Creditors’ Share of New Common Stock.

(jjjjj) “Retained Actions” means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors’ Estate may hold against any Person, including, without limitation, (i) claims and Causes of Action brought prior to the Effective Date, (ii) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors, (iii) claims and Causes of Action relating to strict enforcement of any of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, (iv) claims and Causes of Action seeking the recovery of any of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of any of the Debtors’ or the Reorganized Debtors’ businesses, including, without limitation, claim overpayments and tax refunds, and (v) all Causes of Action that are Avoidance Actions.

(kkkkk) “Schedule 5.1” means the schedule to be provided in accordance with Article 5.1 of this Plan, which shall contain a list of (i) all Rejected Contracts (ii) all Pending Contracts and (iii) the Cure Amount for any contract to be assumed under this Plan.

(lllll) “Schedules” means, with respect to any Debtor, the Schedules of Assets and Liabilities such Debtor filed in its Bankruptcy Case, as such Schedules may be amended from time to time in accordance with Bankruptcy Rule 1009.

(mmmmm) “Secured Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against any Debtor to the extent secured by a Lien on any property of any Debtor to the extent of the value of said property as provided in section 506(a) of the Bankruptcy Code.

(nnnnn) “Securities Act” means the Securities Act of 1933, as amended.

(ooooo) “Securities and Exchange Commission” means the United States Securities and Exchange Commission.

(ppppp) “Standby Commitment Fee” means the fee that will be payable to the Investors under the Standby Commitment Letter.

(qqqqq) “Standby Commitment Letter” means the commitment letter executed by the Investors prior to the Confirmation Hearing that governs the terms and conditions of their standby commitment to invest funds pursuant to Article 6.12 of this Plan. The Standby Commitment Letter shall be substantially in the form contained in the Plan Supplement.

(rrrrr) “Subordinated Claim” means any Unsecured Claim that is subordinated in priority to all other Allowed Unsecured Claims pursuant to the provisions of section 510 of the Bankruptcy Code or other applicable law, including, without limitation, Claims, if any, (a) arising from rescission of a purchase or sale of Existing Securities, (b) for damages resulting from the purchase or sale of Existing Securities, or (c) for reimbursement or contribution on account of such Claims.

(sssss) “Substantial Unsecured Claim” shall mean any Unsecured Claim that (i) is not a Prepetition Notes Claim, an Intercompany Claim, or a Subordinated Claim and (ii) is equal to or greater than Seventy-Five Thousand Dollars ($75,000.00) and shall include, without limitation, the claim filed by Suntrust Bank, as trustee for the pollution control bonds issued by the Debtors, which claim shall be treated as a single Substantial Unsecured Claim for the purposes of voting and distribution under this Plan.

(ttttt) “Substantial Creditors’ Share of New Common Stock” shall mean the number of shares of the Creditors’ Share of New Common Stock determined by (A) dividing all Allowed Class 5 Claims (as estimated by the Debtors, which estimate shall be provided in the Confirmation Order) by the Estimated Allowed Claims Amount and (B) multiplying the resulting number by the number of shares of the Creditors’ Share of New Common Stock.

(uuuuu) “Term Loan” shall mean the term loan to be obtained from the Funding Bondholders as part of the Exit Financing on the terms described in the Plan Supplement or on such other terms as the Debtors are able to obtain and are identified in the operative Exit Financing documents filed by the Debtors on or prior to the date of the Confirmation Hearing pursuant to Article 6.3 of this Plan.

(vvvvv) “Term Loan Participant” shall mean a Holder of an Allowed Prepetition Notes Claim, a Holder of an Allowed Substantial Unsecured Claim, or a Holder of an Allowed General Unsecured Claim that elects to provide funds for the Term Loan pursuant to the procedures set forth in Article 6.3(b) of this Plan and the procedures set forth in the Term Loan Solicitation Materials.

(wwwww) “Term Loan Solicitation Materials” shall mean the documents that will be filed on or before the date of the Confirmation Hearing and that will be transmitted to all Holders of Allowed Prepetition Notes Claims, Allowed Substantial Unsecured Claims, and Allowed General Unsecured Claims to allow such Holders the opportunity to become a Term Loan Participant.

(xxxxx) “Unimpaired” means, with respect to a Class of Claims or Interests, any Class that is not Impaired.

(yyyyy) “Unsecured Claim” means any Claim against any Debtor that is not a Secured Claim, a Priority Claim, a Priority Tax Claim, or an Administrative Expense Claim.

(zzzzz) “Unsecured Convenience Claim” means any Unsecured Claim in an amount that is equal to or less than Two Thousand Five Hundred Dollars ($2,500.00) other than a Prepetition Notes Claim, an Intercompany Claim, a Workers’ Compensation Claim or a Subordinated Claim.

(aaaaaa) “Workers’ Compensation Claim” means a claim by an employee of the Debtors arising from or related to their employment with the Debtors for which the Debtors are required by state statute to maintain workers’ compensation insurance coverage through a program of either third party insurance, self-insurance, or state-sponsored insurance.

1.2 Time. Whenever the time for the occurrence or happening of an event as set forth in this Plan falls on a day which is a Saturday, Sunday, or legal holiday under the laws of the United States of America or the State of Georgia, then the time for the next occurrence or happening of said event shall be extended to the next day following which is not a Saturday, Sunday, or legal holiday.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

2.1 Summary. The categories of Claims and Interests set forth below classify all Claims against and Interests in the Debtors for all purposes of this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. The treatment with respect to each Class of Claims and Interests provided for in this Article II shall be in full and complete satisfaction, release and discharge of such Claims and Interests.

For the purposes of classification, voting, and treatment under this Plan, Claims against Dan River, Bibb, Dan River International, and Dan River Factory Stores, respectively, are classified in a single class regardless of whether such Claims are assertable against one or more of Dan River, Bibb, Dan River International, and Dan River Factory Stores. The Debtors do not believe that such classification or treatment adversely impacts upon the rights of any Holder of a

Claim. The Debtors do not intend, by so classifying Claims, to effect a substantive consolidation of any of the Debtors or their respective Estates. Rather, the separate corporate existence of each of the Debtors is preserved under this Plan in accordance with Article 6.1 of this Plan.

For purposes of classification and treatment under this Plan, Interests with respect to Dan River, Bibb, Dan River International, and Dan River Factory Stores, respectively, are classified in four subclasses.

The classification of Claims under this Plan is as follows:

Class	Designation	Impairment	Entitled to Vote
1	Other Secured Claims	Unimpaired	No
2	Priority Claims	Unimpaired	No
3	American National Bank Claim	Impaired	Yes
4	Prepetition Notes Claims	Impaired	Yes
5	Substantial Unsecured Claims	Impaired	Yes
6	General Unsecured Claims	Impaired	Yes
7	Unsecured Convenience Claims	Impaired	Yes
8	Intercompany Claims	Unimpaired	No
9	Workers’ Compensation Claims	Unimpaired	No
10	Subordinated Claims	Impaired	No

The classification of Interests under this Plan are as follows:

11A	Dan River Interests	Impaired	No
11B	Bibb Interests	Unimpaired	No
11C	Dan River International Interests	Unimpaired	No
11D	Dan River Factory Stores Interests	Unimpaired	No

2.2 Deemed Acceptance of Plan. Classes 1, 2, 8, 9, 11B, 11C and 11D are Unimpaired under this Plan. Accordingly, pursuant to section 1126(f) of the Bankruptcy Code, Classes 1, 2, 8, 9, 11B, 11C and 11D are deemed to accept this Plan and are not entitled to vote to accept or reject this Plan.

2.3 Deemed Rejection of Plan. The Holders of Subordinated Claims in Class 10 and Dan River Interests in Class 11A will not receive or retain any property under this Plan and, thus, pursuant to section 1126(g) of the Bankruptcy Code, are deemed to reject this Plan, and, therefore, are not entitled to vote to accept or to reject this Plan.

2.4 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. The Debtors will request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code with respect to any Class which rejects, or is deemed to have rejected, this Plan.

2.5 Prepetition Lender Claims. During the Bankruptcy Case, the Holders of Prepetition Lender Claims received in full and final satisfaction of their Claims in Cash equal to one hundred percent (100%) of their Claims and, as a result, Prepetition Lender Claims are not classified or otherwise provided for in this Plan and the Holders of Prepetition Lender Claims are not entitled to vote to accept or reject this Plan.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1 Class 1 — Other Secured Claims.

(a) Classification: Class 1 consists of all Other Secured Claims.

(b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Other Secured Claims are unaltered by this Plan. Unless the Holder of such Claim and the Debtors agree to a different treatment, each Holder of an Allowed Class 1 Other Secured Claim shall receive, in full and final satisfaction of such Allowed Class 1 Other Secured Claim, one of the following alternative treatments:

(1) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be reinstated and the Holder paid in accordance with such legal, equitable and contractual rights;

(2) the Debtors shall surrender all collateral securing such Claim to the Holder thereof, in full satisfaction of such Holder’s Allowed Class 1 Other Secured Claim, without representation or warranty by or recourse against the Debtors or Reorganized Debtors; or

(3) such Allowed Class 1 Other Secured Claim will be otherwise treated in a manner so that such Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

The proposed treatment of each Class 1 Other Secured Claim shall be selected by the Debtors, with the consent of the Committee, which consent shall not be unreasonably withheld, and shall be disclosed in the Plan Supplement. Any default with respect to any Class 1 Other Secured Claim that occurred prior to the Effective Date shall be deemed cured upon the Effective Date.

(c) Voting: Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Other Secured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

3.2 Class 2 — Priority Claims.

(a) Classification: Class 2 consists of all Priority Claims.

(b) Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Priority Claims are unaltered by this Plan. Unless the Holder of such Claim and the

Debtors agree to a different treatment, each Holder of an Allowed Class 2 Priority Claim shall receive, in full and final satisfaction of such Allowed Class 2 Priority Claim, one of the following alternative treatments:

(1) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors on the Effective Date;

(2) to the extent not due and owing on the Effective Date, such Claim will be paid in full in Cash by the Debtors or the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

(3) such Claim will be otherwise treated in a manner so that such Claims shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

The proposed treatment of each Class 2 Priority Claim shall be selected by the Debtors, with the consent of the Committee, which consent shall not be unreasonably withheld, and shall be disclosed in the Plan Supplement.

(c) Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.3 Class 3 — American National Bank Claim.

(a) Classification: Class 3 consists of the American National Bank Claim.

(b) Treatment: In full and final satisfaction of the Allowed American National Bank Claim, on the Effective Date, the Holder of such Allowed American National Bank Claim shall receive an amended, modified and restated promissory note that (i) shall continue to be secured by the Lien of the American National Bank Deed of Trust, (ii) shall provide for the payment by Dan River to the holder of such amended, modified and restated promissory note of one hundred fifty (150) equal monthly Cash payments commencing on the first Business Day of the calendar month immediately following the Effective Date and continuing on the first Business Day of each calendar month thereafter until the Allowed American National Bank claim is repaid in full, and (iii) provides for the level monthly amortization of the Allowed American National Bank Claim over such one hundred fifty (150) month period at a fixed interest rate of nine percent (9.0%) per annum.

(c) Voting: Class 3 is an Impaired Class, and pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed American National Bank Claim is entitled to vote to accept or reject this Plan.

3.4 Class 4 — Prepetition Notes Claims.

(a) Classification: Class 4 consists of all Prepetition Notes Claims which shall be deemed Allowed Claims in the aggregate amount of $166,530,118.06.

(b) Treatment: Depending upon whether the Debtors receive a Standby Commitment Letter prior to the Confirmation Hearing for an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, one of the following treatments will apply to Class 4 Prepetition Notes Claims:

(1) In the event the Debtors are able to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, each Holder of a Prepetition Notes Claim shall receive (A) its pro rata share of the Noteholders’ Share of New Common Stock, which shall be determined by (i) dividing the amount of such Holder’s Allowed Claim by the sum of the aggregate dollar value of all Allowed Claims in Class 4 and (ii) multiplying such resulting number by the number of shares in the Noteholders’ Share of New Common Stock, and (B) the right to participate as a Funding Source for the Cash Payment Fund pursuant to Article 6.12 of this Plan; or,

(2) In the event the Debtors are unable to obtain a Standby Commitment Letter prior to the Confirmation Hearing in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, then on the Initial Distribution Date, each Holder of a Prepetition Notes Claim will receive (A) its Pro Rata Share of the Creditors’ Share of New Common Stock and (B) the right to become a Term Loan Participant.

(c) Voting: Class 4 is an Impaired Class. Pursuant to section 1126 of the Bankruptcy Code, the Holders of Allowed Class 4 Claims are entitled to vote to accept or reject this Plan.

3.5 Class 5 — Substantial Unsecured Claims.

(a) Classification: Class 5 consists of all Substantial Unsecured Claims.

(b) Treatment: Depending upon whether the Debtors receive a Standby Commitment Letter prior to the Confirmation Hearing for an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, one of the following treatments will apply to Substantial Unsecured Claims:

(1) In the event the Debtors are able to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, on either (i) the first Distribution Date after the applicable Claims Objection Deadline has occurred, if no objection to such Claim has been timely filed, or (ii) the first Distribution Date after the date on which any objection to such Substantial Unsecured Claim is settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court, each Holder of an Allowed Substantial Unsecured Claim shall receive, in full and final satisfaction of such Allowed Substantial Unsecured Claim, either (i) such Holder’s pro rata share of the Substantial Creditors’ Share of New Common Stock, or (ii) an Accelerated Cash Payment if such Holder chooses the Accelerated Cash Payment Option. Holders of Allowed Substantial Unsecured Claims electing to receive New Common Stock shall receive their pro rata share of the Substantial Creditors’ Share of New Common Stock, which shall be determined by (i) dividing the amount of such Holder’s Allowed Claim by the total amount of all Allowed Claims in Class 5 (as estimated by the Debtors, which estimate shall be contained in the Confirmation Order), and (ii) multiplying such resulting number by the number of shares in the Substantial Creditors’ Share of New Common Stock; or

(2) In the event the Debtors are unable to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, a Holder of a Class 5 Substantial Unsecured Claim will receive (A) its Pro Rata Share of the Creditors’ Share of New Common Stock and (B) the right to become a Term Loan Participant.

(c) Accelerated Cash Payment Option: Each Holder of an Allowed Substantial Unsecured Claim may elect on such Holder’s Ballot to receive a single Accelerated Cash Payment from the Cash Payment Fund equal to the lesser of (i) fifty percent (50%) of the implied value of the New Common Stock (determined as of the Effective Date) such Holder otherwise would have received under this Plan or (ii) the Holder’s pro rata share of the funds in the Cash Payment Fund which will be determined by (A) dividing the Allowed Amount of such Holder’s Class 5 Claim by the amount of all Allowed Claims in Classes 5-6 electing the Accelerated Cash Payment Option (as estimated by the Debtors, which estimate shall be contained in the Confirmation Order) and (B) multiplying such resulting number by the Estimated Aggregate Accelerated Cash Payment Amount. If a Holder of a Substantial Unsecured Claim fails to indicate on its Ballot whether it elects to receive an Accelerated Cash Payment or its pro rata share of the Creditors’ Share of New Common Stock, such Holder will be deemed to have elected to receive New Common Stock. If a Holder chooses the Accelerated Cash Payment Option, then the Accelerated Cash Payment made to such Holder shall apply to such Holder’s entire Allowed Substantial Unsecured Claim. Notwithstanding the foregoing, in the event the Debtors are unable to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, then any election by a Holder of a Substantial Unsecured Claim to receive an Accelerated Cash Payment shall not be applicable, and such Holder’s Claim shall be treated in accordance with subparagraph (b)(2) of this Article.

(d) Voting: Class 5 is an Impaired Class and pursuant to section 1126 of the Bankruptcy Code each Holder of an Allowed Class 5 Substantial Unsecured Claim is entitled to vote to accept or reject this Plan.

3.6 Class 6 — General Unsecured Claims.

(a) Classification: Class 6 consists of all General Unsecured Claims.

(b) Treatment: Depending upon whether the Debtors receive a Standby Commitment Letter prior to the Confirmation Hearing in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, one of the following treatments will apply to General Unsecured Claims:

(1) In the event the Debtors are able to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, a Holder of an Allowed General Unsecured Claim will receive either (i) Periodic Cash Payments, or (ii) an Accelerated Cash Payment if such Holder chooses the Accelerated Cash Payment Option.

(2) In the event the Debtors are unable to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, a Holder of a Class 6 General Unsecured Claim will receive (A) its Pro Rata Share of the Creditors’ Share of New Common Stock and (B) the right to become a Term Loan Participant.

(c) Accelerated Cash Payment Option: Each Holder of an Allowed General Unsecured Claim may elect on such Holder’s Ballot to receive a single Accelerated Cash Payment from the Cash Payment Fund equal to the lesser of (i) fifty percent (50%) of the present value of all Periodic Cash Payments to which it is otherwise entitled under this Plan, which present value shall be 83.33% of all Periodic Cash Payments such Holder would have otherwise received or (ii) the Holder’s pro rata share of the funds in the Cash Payment Fund which will be determined by (A) dividing the Allowed Amount of such Holder’s Class 6 Claim by the amount of all Allowed Claims in Classes 5-6 electing the Accelerated Cash Payment Option (as estimated by the Debtors, which estimate shall be contained in the Confirmation Order) and (B) multiplying such resulting number by the Estimated Aggregate Accelerated Cash Payment Amount. If a Holder of a General Unsecured Claim fails to indicate on its Ballot whether it elects to receive Periodic Cash Payments or an Accelerated Cash Payment, such Holder will be deemed to have elected to receive Periodic Cash Payments. If a Holder elects to receive an

Accelerated Cash Payment, then the Accelerated Cash Payment made to such Holder shall apply to such Holder’s entire Allowed General Unsecured Claim. Notwithstanding the foregoing, in the event the Debtors are unable to obtain prior to the Confirmation Hearing a Standby Commitment Letter in which the Investors agree to provide funds to the Cash Payment Fund in an amount that is at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, then any election by a Holder of a Substantial Unsecured Claim to receive an Accelerated Cash Payment shall not be applicable, and such Holder’s Claim shall be treated in accordance with subparagraph (b)(2) of this Article.

(d) Voting: Class 6 is an Impaired Class and pursuant to section 1126 of the Bankruptcy Code each Holder of an Allowed Class 6 General Unsecured Claim is entitled to vote to accept or reject this Plan.

3.7 Class 7 — Unsecured Convenience Claims.

(a) Classification: Class 7 consists of all Unsecured Convenience Claims.

(b) Treatment: On either (i) the first Distribution Date after the applicable Claims Objection Deadline has occurred, if no objection to such Claim has been timely filed, or (ii) the first Distribution Date after the date on which any objection to such Unsecured Convenience Claim is settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court, each Holder of an Allowed Class 7 Unsecured Convenience Claim shall receive, in full and final satisfaction of such Holder’s Allowed Class 7 Unsecured Convenience Claim, a Cash payment in an amount equal to twenty-five percent (25%) of such Holder’s Allowed Class 7 Unsecured Convenience Claim.

(c) Voting: Class 7 is an Impaired Class. Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 7 Unsecured Convenience Claim is entitled to vote to accept or reject this Plan.

3.8 Class 8 — Intercompany Claims.

(a) Classification: Class 8 consists of all Intercompany Claims.

(b) Treatment: On or after the Effective Date, all Intercompany Claims will, (i) at the option of Reorganized Dan River, subject to the consent of the Committee, which consent shall not be unreasonably withheld, (A) be preserved and reinstated, or (B) after setoff be contributed on a net basis to the capital of the obligor, or (ii) with the mutual consent of both the obligor and the obligee (subject also to the consent of the Committee, which consent shall not be unreasonably withheld), be released, waived and discharged on and as of the Effective Date.

(c) Voting: Class 8 is an Unimpaired Class. Holders of Class 8 Intercompany Claims are conclusively deemed to have accepted this Plan and, therefore, are not entitled to vote to accept or reject this Plan.

3.9 Class 9 — Workers’ Compensation Claims.

(a) Classification: Class 9 consists of all Workers’ Compensation Claims.

(b) Treatment: The Debtors will continue all of their workers’ compensation programs that were in effect on the Filing Date such that Workers’ Compensation Claims are unaltered by this Plan. Any Holder of a Workers’ Compensation Claim may proceed with such Claim before the appropriate state workers’ compensation board subject to the right of the Debtors to defend any such Claim. To the extent any such Claim is determined to be valid by the appropriate state workers’ compensation board, or other court having jurisdiction over such Claim, such Claim shall be paid from proceeds of the applicable insurance (or self-insurance) program that is maintained by the Debtors pursuant to their existing workers’ compensation programs.

(c) Voting: Class 9 is an Unimpaired Class, and the Holders of Class 9 Workers’ Compensation Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 9 are not entitled to vote to accept or reject this Plan.

3.10 Class 10 — Subordinated Claims.

(a) Classification: Class 10 consists of all Subordinated Claims.

(b) Treatment: The Holders of Subordinated Claims will receive no distributions on account of their respective Claims and all rights with respect thereto will be cancelled and fully extinguished pursuant to, and on the Effective Date of, this Plan.

(c) Voting: Class 10 is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code, Holders of Class 10 Subordinated Claims are conclusively deemed to reject this Plan and are not entitled to vote to accept or reject this Plan.

3.11 Class 11 — Interests.

(a) Classification: Class 11A consists of all Interests in Dan River; Class 11B consists of all Interests in Bibb; Class 11C consists of all Interests in Dan River International; and Class 11D consists of all Interests in Dan River Factory Stores.

(b) Treatment: Reorganized Dan River shall retain its Interests in Bibb, Dan River International, and Dan River Factory Stores. The Holders of Class 11A Interests in Dan River will receive no distributions on account of such Interests and such Interests will be cancelled and fully extinguished pursuant to, and on the Effective Date of, this Plan.

(c) Voting: With respect to Dan River, Class 11A is an Impaired Class. Pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 11A Interests in Dan River are deemed to reject this Plan and are not entitled to vote to accept or reject this Plan. With respect to Bibb, Dan River International, and Dan River Factory Stores, Classes 11B, 11C and 11D are Unimpaired Classes, and the Holders of Class 11B, 11C and 11D Interests are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy

Code. Therefore, Holders of Interests in Classes 11B, 11C and 11D are not entitled to vote to accept or reject this Plan.

3.12 Special Provision Governing Unimpaired Claims. Except as otherwise provided in this Plan, nothing under this Plan is intended to or shall affect the Debtors’ or Reorganized Debtors’ rights and defenses in respect of any Claim that is Unimpaired under this Plan, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupment against such Unimpaired Claims.

ARTICLE IV

TREATMENT OF UNCLASSIFIED CLAIMS

4.1 Summary. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtors are not classified for purposes of voting on, or receiving Distributions under, this Plan. Similarly, Claims of the DIP Lenders under the DIP Loan Facility are not classified for purposes of voting on, or receiving Distributions under, this Plan. Holders of such Claims are not entitled to vote on this Plan. All such Claims are instead treated separately in accordance with this Article IV and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

4.2 Administrative Expense Claims.

(a) Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash on the latest of (i) the Effective Date, (ii) as soon as practicable after the date on which such Claim becomes an Allowed Administrative Expense Claim, (iii) upon such other terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, or (iv) as otherwise ordered by the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing obligations incurred by the Debtors in the ordinary course of business, or otherwise assumed by the Debtors on the Effective Date pursuant to this Plan, including any tax obligations arising after the Filing Date, will be paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements or non-bankruptcy law governing such obligations.

(b) Except as otherwise provided in this Plan, any Person holding an Administrative Expense Claim, other than (i) an Administrative Expense Claim arising from the operation by the Debtors of their business in the ordinary course of business or (ii) the DIP Lenders for any Claim arising under the DIP Loan Facility, shall file a proof of such Administrative Expense Claim with the Claims Agent within thirty (30) days after the Reorganized Debtors provide notice by mail or by publication, in a form and manner approved by the Court, of the occurrence of the Effective Date. At the same time any Person files an Administrative Expense Claim, such Person shall also serve a copy of the Administrative Expense Claim upon counsel for the Reorganized Debtors. Any Person who fails to timely file and serve a proof of such Administrative Expense Claim shall be forever barred from seeking payment of such Administrative Expense Claim by the Debtors, the Estates, or the Reorganized Debtors.

(c) Any Person seeking an award by the Bankruptcy Court of Professional Compensation shall file a final application with the Bankruptcy Court for allowance of Professional Compensation for services rendered and reimbursement of expenses incurred through the Effective Date within sixty (60) days after the Effective Date or by such other deadline as may be fixed by the Bankruptcy Court. The provisions of this paragraph shall not apply to any professional providing services pursuant to and subject to the limits contained in the Order Authorizing Debtors to Retain and Compensate Professionals Used in the Ordinary Course of Business entered in the Bankruptcy Cases on or about April 1, 2004.

4.3 Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date either (a) will be paid the full unpaid amount of such Allowed Priority Tax Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, with the consent of the Committee, which consent shall not be unreasonably withheld, (b) will receive deferred Cash payments, over a period not exceeding six (6) years after the date of assessment of the tax on which such Priority Tax Claim is based, totaling the principal amount of such Priority Tax Claim plus simple interest on any outstanding balance from the Effective Date calculated at a fixed rate of 5% per annum from the Effective Date, or such lesser rate agreed to by a particular taxing authority, or (c) otherwise will be paid as provided for in an order of the Bankruptcy Court. The proposed treatment for each Holder of an Allowed Priority Tax Claim due and payable on the Effective Date shall be selected by the Debtors, with the consent of the Committee, which consent shall not be unreasonably withheld, and shall be disclosed in the Plan Supplement. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Bankruptcy Cases had not been commenced, (ii) survive after the Effective Date as if the Bankruptcy Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, this Plan leaves unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

4.4 DIP Lender Claims. All amounts owed to the DIP Lenders under the DIP Loan Facility shall be paid in full and in Cash on and as a condition precedent to the occurrence of the Effective Date.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Assumption and Rejection of Executory Contracts and Unexpired Leases. On the Effective Date, all Executory Contracts or Unexpired Leases of any of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that (1) have been previously rejected by any Debtor pursuant to an order of the Bankruptcy Court, (2) are the subject of a motion to reject filed by any Debtor which is pending on the Effective Date, (3) are identified as being Rejected Contracts on Schedule 5.1 to this Plan, (4) are identified as being Pending Contracts on Schedule 5.1 to this Plan, or (5) are rejected pursuant to the terms of this Plan. An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence and the Confirmation Order shall be referred to as an “Assumed Contract.” The Debtors shall file Schedule 5.1 (the contents of which will be reasonably acceptable to the Committee) with the Bankruptcy Court and serve Schedule 5.1 on the non-debtor parties under the agreements listed thereon and on the Committee no later than twenty (20) days prior to the last date for filing objections to confirmation of this Plan, provided, however, that the Debtors, with the consent of the Committee, which consent shall not be unreasonably withheld, may amend Schedule 5.1 at any time prior to the Confirmation Hearing. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval, as of the Effective Date, of the assumption of the Assumed Contracts and the rejection of the Rejected Contracts pursuant to sections 365(a) and 1123 of the Bankruptcy Code; provided, however, if the non-debtor party to an Assumed Contract objects to the assumption of an Assumed Contract pursuant to the procedures set forth in Article 5.3 of this Plan, and such objection has not been resolved prior to the Effective Date, such Assumed Contract will be deemed to be assumed (if at all) only upon the resolution of such objection pursuant to Article 5.3 of this Plan. The Debtors shall have a period of one hundred twenty (120) days following the Effective Date to file a motion to assume or reject a Pending Contract. Any Pending Contract that has not been assumed or rejected by a Final Order of the Bankruptcy Court or that is not the subject of a motion to assume or reject that is filed before the end of the one hundred twenty (120) day period following the Effective Date shall be deemed rejected pursuant to the Confirmation Order effective as of the last day of such one hundred twenty (120) day period. During the period after the Effective Date and prior to the assumption or rejection of a Pending Contract, the applicable Debtor shall continue to perform under the terms of the Pending Contract, and the non-debtor party to such Pending Contract may not take any action to terminate such Pending Contract on account of any default occurring prior to the Effective Date. Each Executory Contract or Unexpired Lease that is assumed by any Debtor under this Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court shall be deemed to be assigned to the Reorganized Debtors on the later of (i) the Effective Date or (ii) the date of assumption.

5.2 Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection pursuant to this Plan of the Rejected Contracts, if any, must be filed with the Claims Agent and served upon counsel for the Reorganized Debtors within thirty (30) days after the Effective Date. All proofs of claim with respect to Claims arising from the rejection of a Pending Contract, if any, must be filed with the Claims Agent and served upon counsel for the Reorganized Debtors within thirty (30) days after the effective date of such rejection. Any Claims arising from the rejection of Executory Contracts or Unexpired Leases that become Allowed Claims are classified and shall be treated as either a Class 5 Substantial Unsecured Claim or a Class 6 General Unsecured Claim depending on the Allowed Amount of such Claim. Each non-debtor party to an Executory Contract or Unexpired Lease that is identified on Schedule 5.1 as a Rejected Contract or a Pending Contract shall, at the time they are served with Schedule 5.1, also be provided with a proof of claim form accompanied by a form on which such person shall indicate whether it chooses the Accelerated Cash Payment Option with respect to any potential rejection damages claim in the event an Accelerated Cash Payment Option is provided pursuant to the terms of this Plan. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within the time required by this section will be forever barred from assertion against the Debtors or the Reorganized Debtors, the Estate and property of the Debtors or Reorganized Debtors unless otherwise ordered by the Bankruptcy Court or provided in this Plan.

5.3 Cure of Defaults for Executory Contracts and Unexpired Leases. The Debtors shall include on Schedule 5.1 the Cure Amount for any Assumed Contract. Any party to an Assumed Contract shall have twenty (20) days after service of Schedule 5.1 to file with the Court and serve on counsel for the Debtors and the Committee an objection to the Cure Amount listed on Schedule 5.1, an objection to the adequacy of assurance of future performance by the Reorganized Debtors, or any other objection to the assumption of such Assumed Contract. Any such objection shall be resolved by the Bankruptcy Court at the Confirmation Hearing or at such other time as may be agreed to by the affected parties. If the Bankruptcy Court determines that the Cure Amount with respect to an Assumed Contract is greater than the amount listed by the Debtors on Schedule 5.1, the Debtors may elect to reject the Assumed Contract at issue, in which event, the non-debtor party to such contract shall be required to file a proof of claim with the Claims Agent for any damages resulting from such rejection within thirty (30) days after the effective date of such rejection. Prior to any such rejection, the Debtors shall provide the non-debtor party with a form to allow the non-debtor party to elect the Accelerated Cash Payment Option. For each Executory Contract or Unexpired Lease assumed by the Debtors and assigned to the Reorganized Debtors, the Reorganized Debtors will pay the Cure Amount as set forth on Schedule 5.1, or as determined by the Bankruptcy Court, on the Initial Distribution Date, or if the Cure Amount has not been determined on the Initial Distribution Date, within thirty (30) days after the Cure Amount has been determined by a Final Order of the Bankruptcy Court.

5.4 Indemnification Obligations. In satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for the Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Bankruptcy Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for a period of one year after the Effective Date and to maintain tail coverage under policies in existence as of the Effective Date, to the fullest extent permitted by such provisions and, in any event, for not less than one year after the Effective Date, in each case insuring such parties in respect of any Claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”); (c) the insurers who issue the Insurance Coverage are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

5.5 Employment Agreements and Other Benefits.

(a) Employment Agreements. Except as otherwise provided in this Plan, to the extent the Debtors had employment agreements with certain of their executives and key employees as of the Filing Date, the Debtors will disclose on Schedule 5.1 whether they intend to assume or reject such contracts. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate, the employment agreements assumed pursuant to this Article, subject to the existing contractual rights, if any, of the directors, officers or employees affected thereby.

(b) Benefits Provided to Executives and Certain Key Employees. To the extent the Debtors maintained on the Filing Date any incentive plans for executives and certain key employees that provided for, among other things, the grant of stock options, restricted stock, stock appreciation rights or other performance-based awards, such incentive plans will be deemed to be rejected and terminated in their entirety as of the Filing Date and, with respect to eligible officers and employees, will be replaced by the Long Term Incentive Plan provided by section 7.6 of this Plan. The incentive plans that shall be terminated pursuant to this section include, without limitation, the Dan River Inc. Management Incentive Plan, the Dan River Inc. 2000 Long-Term Incentive Plan, the Dan River Inc. 1997 Stock Incentive Plan, the Dan River Inc. 1997 Stock Plan for Outside Directors, and the Dan River Inc. 2003 Long-Term Incentive Plan; provided, however, that the termination of the incentive plans pursuant to this section shall not impact any benefits to which any officer or key employee is entitled pursuant to any key employee retention plan that has previously been approved by the Bankruptcy Court, and any such key employee retention plan shall continue to be in full force and effect except as such key employee retention plan may be modified by the Long Term Incentive Plan provided by section 7.6 of this Plan.

(c) Non-Qualified Pension Plans. Except to the extent provided otherwise in the Long Term Incentive Plan, on the occurrence of the Effective Date, the Non-Qualified Pension Plans shall be terminated, and any person entitled to benefits under a Non-Qualified Pension Plan shall have either a Class 5 Substantial Unsecured Claim or a Class 6 General Unsecured Claim depending on whether the Allowed Amount of such claim that results from the termination of the Non-Qualified Pension Plans is greater than Seventy Five Thousand Dollars ($75,000).

(d) Qualified Pension Plans. As of September 20, 2004, the accrual of benefits under the Qualified Pensions Plans was frozen such that an employee continued to be entitled to those benefits that had already accrued but was not allowed to accrue any additional benefits under the Qualified Pension Plans. Upon the occurrence of the Effective Date, the Reorganized Debtors intend to continue the Qualified Pensions Plans, as frozen, and shall meet the minimum funding standards under ERISA and the Internal Revenue Code, shall pay all Pension Benefit Guaranty Corporation insurance premiums, if applicable, and shall otherwise administer and operate the Qualified Pension Plans in accordance with their terms and ERISA in such manner as is necessary to maintain those benefits that had accrued prior to the date that accrual of benefits under the Qualified Pension Plans was frozen. Nothing in this Plan shall be deemed to release, discharge, or relieve the Debtors, Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. § 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the pension plans, and the Pension Benefit Guaranty Corporation and the pension plans shall not be enjoined or precluded from enforcing such liability as a result of this Plan’s provisions or consummation. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate the Qualified Pension Plans.

(e) General Employment Benefits. Except as otherwise provided in this Plan, the Debtors shall maintain the employee benefit programs that were in place on the Filing Date including, without limitation, benefit programs providing (i) paid time off for vacation, illness and company holidays, (ii) vacation pay, (iii) qualified 401(k) obligations, (iv) severance payments, (v) flexible spending accounts, and (vi) insurance relating to medical, health, life, dental, prescription drugs, and long-term disability. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate, the various benefit programs and plans that are maintained pursuant to this Article, subject to the existing contractual rights, if any, of the employees affected thereby.

(f) Collective Bargaining Agreements. On the Effective Date, the Debtors will assume that certain Collective Bargaining Agreement dated June 12, 2000 between Dan River and United Food and Commercial Workers’ Union Local 400 as such Collective Bargaining Agreement had been modified and amended prior to the Filing Date and was further modified and amended by that certain Memorandum of Agreement executed on July 19 and 20, 2004, that certain Memorandum of Understanding executed on July 19 and 20, 2004, that certain Memorandum of Understanding executed on July 23 and 27, 2004, and that certain Memorandum of Agreement executed on August 27 and 30, 2004. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights including, but not limited to, any rights that they may have to amend, modify, or terminate the Collective Bargaining Agreements.

(g) Retiree Benefits. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Notwithstanding anything to the contrary in this Plan, the Reorganized Debtors shall maintain all of their existing rights, including, but not limited to, any rights that they may have to amend, modify, or terminate retiree medical benefits, if any.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF PLAN

6.1 Continued Corporate Existence. Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate or articles of incorporation and by-laws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate or articles of incorporation and by-laws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

6.2 Pooling of Claims. As set forth in Article 2.1, this Plan provides for the pooling of Claims asserted against any of the Debtors for purposes of voting and distributions under this Plan. For such limited purposes, on the Effective Date, (a) any obligation of any Debtor and all guaranties with respect to any Class of Claims or Interests executed by one or more of the other Debtors and any joint or several liability of any of the Debtors shall be treated as a single obligation, and any obligation of two or more Debtors, and all multiple Impaired Claims against Debtors on account of such joint obligations, shall be treated and Allowed only as a single Claim against the Debtors, and; (b) each Claim filed in the Bankruptcy Cases of any Debtor shall be deemed a Claim against and an obligation of each of the Debtors. Such pooling will not (other than for purposes related to this Plan) (a) affect the legal and corporate structures of the Debtors or Reorganized Debtors, (b) affect Intercompany Claims which shall be treated in accordance with Article 3.8 of this Plan, and (c) affect Interests held by Dan River in Bibb, Dan River Factory Stores, or Dan River International, which Interests shall be retained by Reorganized Dan River.

6.3 Exit Financing.

(a) General Terms. On the Effective Date, the Reorganized Debtors shall obtain the Exit Financing from the Exit Financing Lenders. Term sheets relating to the Exit Financing shall be contained in the Plan Supplement. The operative documents relating to the Exit Financing shall be filed on or prior to the date of the Confirmation Hearing; provided, however, that the Debtors, subject to the consent of the Committee, which consent shall not be unreasonably withheld, may modify the operative documents relating to the Exit Financing prior to the Effective Date without further notice to any other party.

(b) Term Loan Participation. In the event the Debtors receive a Commitment Letter for the Term Loan from the Funding Bondholders, each Holder of an Allowed Prepetition Notes Claim, an Allowed Substantial Unsecured Claim, and an Allowed General Unsecured Claim (collectively, the “Eligible Holders”) shall be entitled to become a Term Loan Participant pursuant to the procedures set forth herein and in the Term Loan Solicitation Materials. On or before the Confirmation Date, the Debtors will transmit the Term Loan Solicitation Materials to all Eligible Holders. To become a Term Loan Participant each electing Eligible Holder must deliver, expressly in accordance with the Term Loan Solicitation Materials and in a manner so as to be received on or before January 31, 2005: (i) an executed election form included in the Term

Loan Solicitation Materials (the “Participation Form”) and (ii) immediately available funds in an amount calculated in accordance with the Term Loan Solicitation materials, which amount shall be the Term Loan multiplied by a fraction the numerator of which is the Allowed Claim of such Eligible Holder and the denominator of which is the aggregate Allowed Prepetition Notes Claims of the Funding Bondholders (the “Participation Amount”). Any Eligible Holder that does not provide a Participation Form and its Participation Amount by January 31, 2005 shall not become a Term Loan Participant and shall not obtain any of the rights of a Term Loan Participant. The rights of a Term Loan Participant shall be governed by the operative Term Loan documents, which shall provide that each Term Loan Participant shall receive, among other things, its ratable share of the notes and the warrants issued in connection with the Term Loan (which ratable share shall be determined for each Term Loan Participant based upon the ratio of the Participation Amount of such Term Loan Participant to the aggregate of all Participation Amounts received from the Term Loan Participants). Each Term Loan Participant shall be able to elect on its Participation Form to receive, in lieu of the warrants issued in connection with the Term Loan such Term Loan Participant would otherwise receive, shares of common stock of Reorganized Dan River equal to the number of shares such Term Loan Participant would receive if the warrants that would otherwise be issued to such Term Loan Participant were exercised. In the event the number of Term Loan Participants that elect to receive stock in lieu of warrants is such that stock is distributed in lieu of warrants for over fifty percent (50%) of the warrants that would otherwise be issued in connection with the Term Loan, then for purposes of administrative convenience, the Debtors shall distribute stock to all Term Loan Participants in lieu of the warrants that otherwise would be distributed in connection with the Term Loan. If the aggregate Participation Amounts received by the Debtors exceed the principal amount of the Term Loan, the Debtors shall promptly return any such excess funds to the Term Loan Participants such that after the return of any excess funds, the Term Loan Participants will participate in the Term Loan on a ratable basis (which ratable share shall be determined for each Term Loan Participant based upon the ratio of the Participation Amount of such Term Loan Participant to the aggregate of all Participation Amounts received from the Term Loan Participants). Notwithstanding the foregoing, it shall not be necessary for the Funding Bondholders to submit a Participation Form in order to participate in the Term Loan, and, instead, each of the Funding Bondholders’ execution of the Commitment Letter shall be deemed to constitute the election by each Funding Bondholder to become a Term Loan Participant to the full extent of its Allowed Prepetition Notes Claim and the election by each Funding Bondholder to receive common stock of Reorganized Dan River in lieu of the warrants it would have otherwise received under the Term Loan.

6.4 Sources of Cash for Distribution. All Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Exit Financing, any proceeds from the Retained Actions, or the Cash Payment Fund.

6.5 Reinstatement of Interests of Dan River Affiliates. The Interests held by Dan River in the other debtors shall be reinstated in exchange for Dan River’s agreement to cause the Distribution of the New Common Stock and other consideration provided for under this Plan to holders of Allowed Claims in accordance with the terms of this Plan.

6.6 Cancellation of Existing Securities of Dan River and Agreements. On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Securities and any Certificates evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except for the Interests of Dan River in Bibb, Dan River Factory Stores, and Dan River International, will be deemed to be fully and finally cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities and any other Certificate evidencing or creating any indebtedness or obligation of the Debtors, will be released and discharged; provided, however, that the Prepetition Notes Indenture and other agreements that govern the rights of the holders of the Prepetition Notes shall continue in effect solely for the purposes of allowing the Indenture Trustee, agent or servicer thereunder to make the distributions to be made on account of such Claims under this Plan. All reasonable compensation, fees, expenses, and disbursements incurred by the Indenture Trustee prior to the Effective Date in its capacity as trustee under the Prepetition Notes Indenture shall be paid in Cash on or as soon as practicable after the Effective Date by the Reorganized Debtors as an Administrative Expense Claim, without the need for application to, or approval of, any court; provided, however, that any dispute as to the reasonableness of such fees shall be determined by the Bankruptcy Court after notice and hearing. To the extent that the Indenture Trustee in its capacity as trustee under the Prepetition Notes Indenture provides services related to the Distributions pursuant to this Plan, the Indenture Trustee (i) will be paid by the Reorganized Debtors, without court approval, the reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection therewith, with such payments to be made on terms agreed to between the Indenture Trustee and the Reorganized Debtors, and (ii) will be indemnified by the Reorganized Debtors for losses, liabilities or expenses of the Indenture Trustee in respect of any claims, demands, suits, causes of action or proceedings against the Indenture Trustee based upon any act or omission relating solely to the services provided by the Indenture Trustee pursuant to the Plan, except to the extent such losses, liabilities or expenses arise from the Indenture Trustee’s gross negligence, willful misconduct or fraud.

6.7 Corporate and Limited Liability Company Action. Each of the matters provided for under this Plan involving the corporate or limited liability company structure of any Debtor or Reorganized Debtor or any corporate or limited liability company action to be taken by or required of any Debtor or Reorganized Debtor, including without limitation the adoption of the Amended Certificate of Incorporation and Amended By-Laws of each of the Reorganized Debtors as provided for in Article 7.1 of this Plan, shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of any of the Debtors or the Reorganized Debtors.

6.8 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtors, in their sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the

Bankruptcy Court. The Reorganized Debtors or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any claim, right of action, suit, proceeding or other Retained Action in this Plan or the Plan Supplement does not, and will not be deemed to, constitute a waiver or release by the Debtors or the Reorganized Debtors of such claim, right of action, suit, proceeding or other Retained Action, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit, proceeding or other Retained Action upon or after the confirmation or consummation of this Plan.

6.9 Effectuating Documents; Further Transactions. Each of the Debtors and Reorganized Debtors, and their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law.

6.10 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.11 Further Authorization. The Reorganized Debtors shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.

6.12 Cash Payment Fund. The purpose of the Cash Payment Fund is to provide a mechanism for Holders of Claims in Classes 5 and 6 to opt to receive an Accelerated Cash Payment.

(a) Condition to Establishment of Cash Payment Fund. Prior to the Confirmation Hearing, the Debtors will estimate the total amount of Accelerated Cash Payments that the Debtors will be required to make under this Plan to Holders of Claims in Classes 5-6 who elect on their Ballots to receive an Accelerated Cash Payment. This estimated amount shall be contained in the Confirmation Order and shall be referred to as the “Estimated Aggregate Accelerated Cash Payment Amount.” In the event the Debtors do not receive a Standby Commitment Letter prior to the Confirmation Hearing from the Investors that obligates the Investors to provide funds at least equal to the Estimated Aggregate Accelerated Cash Payment

Amount, then there will be no Accelerated Cash Payment Option for Holders of Claims in Classes 5 and 6.

(b) Source of Funds. In the event the Debtors receive a Standby Commitment Letter with committed funds at least equal to the Estimated Aggregate Accelerated Cash Payment Amount, the holders of Prepetition Notes Claims shall be entitled to participate as a Funding Source for the Cash Payment Fund. Each Holder of an Allowed Prepetition Notes Claim will be provided a space on its Ballot to indicate whether such Holder would like to participate as a Funding Source in the event the conditions for the creation of a Cash Payment Fund are satisfied. Any Holder of a Prepetition Notes Claim that elects on its Ballot to participate as a Funding Source shall, prior to the Effective Date, provide to the Debtors a written commitment in a form to be provided by the Debtors of the Commitment Amount that such Holder will agree to contribute to the Cash Payment Fund. Each Funding Source shall provide its Commitment Amount to the Cash Payment Fund by at least thirty (30) days prior to a Distribution Date, paying its Proportionate Share of the Accelerated Cash Payments that will be made on the next Distribution Date. In the event the aggregate Commitment Amounts provided by the Funding Sources are less than the Estimated Aggregate Accelerated Cash Payment Amount, the Debtors will use the funds committed pursuant to the Standby Commitment Letter to cover any deficiency. The procedures and terms of delivery of any funds under the Standby Commitment Letter will be set forth in the Standby Commitment Letter, provided, however, in no event shall such funds be provided to the Cash Payment Fund later than ten (10) days prior to a Distribution Date.

(c) Distribution of Stock to Funding Sources. For each Accelerated Cash Payment that is made to a Holder of an Allowed Class 5 Substantial Unsecured Claim that elects the Accelerated Cash Payment Option, each Funding Source and each of the Investors, as the case may be, shall receive its Proportionate Share of the New Common Stock that would have otherwise been distributed to the Holder of the Allowed Class 5 Substantial Unsecured Claim had such Holder not elected the Accelerated Cash Payment Option. For each Accelerated Cash Payment that is made to a Holder of an Allowed Class 6 General Unsecured Claim that elects the Accelerated Cash Payment Option, each Funding Source and each of the Investors, as the case may be, shall receive its Proportionate Share of the number of Reserved Shares that is determined by (i) dividing the amount of the Allowed Class 6 Claim for which an Accelerated Cash Payment was made by the total amount of all Allowed Claims in Class 6 (as estimated by the Debtors, which estimate shall be contained in the Confirmation Order), and (ii) multiplying such resulting number by the number of Reserved Shares. All amounts, if any, that remain undisbursed in the Cash Payment Fund after the Final Distribution Date shall be returned ratably to the Funding Sources and each of the Investors, as the case may be, based upon their respective contributions to the Cash Payment Fund.

ARTICLE VII

PROVISIONS REGARDING CORPORATE GOVERNANCE OF REORGANIZED DEBTORS

7.1 Amended Certificate of Incorporation and Amended By-Laws. The Amended Certificate of Incorporation and Amended By-Laws of each of the Reorganized Debtors shall be in form and substance reasonably acceptable to the Committee and shall be adopted as may be required in order to be consistent with the provisions of this Plan and the Bankruptcy Code. The Amended Certificate of Incorporation of Dan River shall, among other things (a) authorize the issuance of common stock pursuant to section 7.3(a) of this Plan, and (b) provide, pursuant to section 1123(a)(6) of the Bankruptcy Code, for (i) a provision prohibiting the issuance of non-voting equity securities and (ii) to the extent necessary, a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Amended Certificate of Incorporation and Amended By-Laws of the Debtors will be contained in the Plan Supplement.

7.2 Directors and Officers of Reorganized Debtors.

(a) Directors. The initial Board of Directors of Reorganized Dan River shall consist of eight (8) directors designated by the Committee, the identity of whom shall be disclosed prior to the Confirmation Hearing. The initial Boards of Directors for the Reorganized Debtors (or in the case of Bibb, the initial manager or managing member), other than Reorganized Dan River, shall consist of the number of Persons specified in the Plan Supplement, the identity of whom shall be designated by the Committee. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed. Each of the Persons on the initial Boards of Directors (or, in the case of Bibb, the initial manager or managing member) of the respective Reorganized Debtors shall serve in accordance with the Amended Certificate of Incorporation and Amended By-Laws of the respective Reorganized Debtor, as the same may be amended from time to time.

(b) Officers. The initial officers of each of the Reorganized Debtors shall be disclosed in a schedule contained in the Plan Supplement. To the extent any such Person is an Insider (as defined in section 101(31) of the Bankruptcy Code), the nature of any compensation for such Person will also be disclosed. The initial officers shall serve in accordance with the Amended Certificate of Incorporation and Amended By-Laws of the applicable Reorganized Debtor, as the same may be amended from time to time.

7.3 Issuance of New Common Stock and Other Equity Interests.

(a) New Common Stock. The Amended Certificate of Incorporation for Reorganized Dan River will authorize the issuance of up to Forty Million (40,000,000) shares of common stock, of which Ten Million (10,000,000) shares shall constitute the New Common Stock to be distributed pursuant to the terms of this Plan and of which Thirty Million (30,000,000) shares may be issued in connection with the Exit Financing or in the future as the board of directors of Reorganized Dan River may otherwise deem appropriate. The issuance of common stock of Reorganized Dan River pursuant to the terms of this Plan and the Distributions thereof will be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

(b) Preferred Stock. The Amended Certificate of Incorporation for Reorganized Dan River will authorize the future issuance of up to Ten Million (10,000,000) shares of preferred stock upon terms to be designated from time to time by the board of directors of Reorganized Dan River following the Effective Date. No preferred stock shall be issued pursuant to this Plan.

(c) Warrants. The Amended Certificate of Incorporation for Reorganized Dan River will authorize the issuance of warrants for the purchase of common stock of Reorganized Dan River for future issuance upon terms to be designated from time to time by the board of directors of Reorganized Dan River following the Effective Date. No Warrants shall be issued pursuant to this Plan except to the extent necessary in connection with the Exit Financing as may be described in the Plan Supplement.

7.4 Registration Rights Agreement. In the event the board of directors of Reorganized Dan River determines in its discretion to register the common stock of Reorganized Dan River with the Securities and Exchange Commission, or if Reorganized Dan River is required under applicable securities laws to register the common stock of Reorganized Dan River with the Securities and Exchange Commission, any Initial Holder receiving Distributions of common stock of Reorganized Dan River distributed pursuant to the terms of this Plan that is not entitled to an exemption from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, or whose resale of such common stock is otherwise restricted, shall be entitled to become a party to the Registration Rights Agreement, which provides that Reorganized Dan River will provide certain registration rights to such holders for common stock of Reorganized Dan River. The Registration Rights Agreement shall be in form and substance reasonably acceptable to the Committee and will be contained in the Plan Supplement.

7.5 Listing of New Common Stock. In the event the board of directors of Reorganized Dan River determines in its discretion to register the common stock of Reorganized Dan River with the Securities and Exchange Commission, or if Reorganized Dan River is required under applicable securities laws to register the common stock of Reorganized Dan River with the Securities and Exchange Commission, Reorganized Dan River shall use commercially reasonable efforts to list the common stock of Reorganized Dan River on a national securities exchange or for quotation on a national automated interdealer quotation system within one year of the Effective Date unless the board of directors of Reorganized Dan River determines otherwise, with such efforts to commence as soon as reasonably practicable after the Effective Date. Reorganized Dan River shall have no liability if it is unable to list the common stock of Reorganized Dan River as described above. Persons receiving distributions of common stock of Reorganized Dan River, by accepting such distributions, shall have agreed to cooperate with Reorganized Dan Rivers’ reasonable requests to assist Reorganized Dan River in its efforts to list such common stock on a securities exchange or quotation system.

7.6 Long-Term Incentive Plan. Reorganized Dan River shall implement the Long-Term Incentive Plan in order to promote the growth and general prosperity of Reorganized Dan River by offering incentives to key employees who are primarily responsible for the growth of Reorganized Dan River, and to attract and retain qualified employees and thereby benefit the shareholders of Reorganized Dan River based on the growth of Reorganized Dan River. The

Long-Term Incentive Plan will be administered by the board of directors of Reorganized Dan River. A copy of the Long-Term Incentive Plan shall be contained in the Plan Supplement.

ARTICLE VIII

DISTRIBUTIONS

8.1 Disbursing Agent. Unless otherwise provided for herein, all Distributions under this Plan shall be made by the Reorganized Debtors or their agent. Notwithstanding the foregoing, all Distributions of New Common Stock to the Holders of Prepetition Notes Claims shall be made by the Reorganized Debtors to such Holders through the Indenture Trustee.

8.2 Distributions of Cash. Any Distribution of Cash made by the Reorganized Debtors pursuant this Plan shall, at the Reorganized Debtor’s option, be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

8.3 No Interest on Claims or Interests. Unless otherwise specifically provided for in this Plan, the Confirmation Order, or a postpetition agreement in writing between the Debtors and a Holder, postpetition interest shall not accrue or be paid on Claims, and no Holder shall be entitled to interest accruing on or after the Filing Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Final Distribution is made when and if such Disputed Claim becomes an Allowed Claim.

8.4 Delivery of Distributions. The Distribution to a Holder of an Allowed Claim shall be made by the Reorganized Debtors (a) at the address set forth on the proof of claim filed by such Holder, (b) at the address set forth in any written notices of address change delivered to the Debtors or Reorganized Debtors after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Debtors or Reorganized Debtors have not received a written notice of a change of address, (d) if the Holder’s address is not listed in the Schedules, at the last known address of such Holder according to the Debtor’s books and records, or (e) in the case of Prepetition Notes Claims, to the Indenture Trustee for ultimate distribution to the Record Holders of such Prepetition Notes Claims. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Reorganized Debtors are notified of such Holder’s then-current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made in Cash shall be retained by the Reorganized Debtors until such Distributions are claimed. All Cash Distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be irrevocably retained by the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. All Distributions of New Common Stock returned to the Debtors and not claimed within one (1) year of return shall irrevocably revert to Reorganized Dan River. Upon such reversion, the claim of any Holder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

8.5 Distributions to Holders as of the Record Date. All Distributions on Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business on the

Record Date, the Claims register maintained by the Claims Agent shall be closed, and there shall be no further changes in the Record Holder of any Claim. The Reorganized Debtors shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under this Plan with the Record Holders as of the Record Date.

8.6 De Minimis Distributions. Neither the Reorganized Debtors nor the Indenture Trustee shall have an obligation to make a Distribution if the amount to be distributed to the specific Holder of the Allowed Claim has a value less than fifty dollars ($50.00).

8.7 Fractional Securities; Fractional Dollars. Any other provision of this Plan notwithstanding, payments of fractions of shares of New Common Stock will not be made and shall be deemed to be zero. Any other provision of this Plan notwithstanding, the Reorganized Debtors shall not be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

8.8 Withholding Taxes. The Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions under this Plan shall be subject to any such withholding and reporting requirements.

ARTICLE IX

PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS

9.1 Objections to Claims. The Reorganized Debtors shall be entitled to object to Claims, provided, however, that the Debtors and Reorganized Debtors shall not be entitled object to Claims (i) that have been Allowed by a Final Order entered by the Bankruptcy Court prior to the Effective Date or (ii) that are Allowed by the express terms of this Plan. Any objections to Claims must be filed by the Claims Objection Deadline.

9.2 No Distributions Pending Allowance. Except as otherwise provided herein, no Distributions will be made with respect to any portion of a Claim unless and until (i) the Claims Objection Deadline has passed and no objection to such Claim has been filed, or (ii) any objection to such Claim has been settled, withdrawn or overruled pursuant to a Final Order of the Bankruptcy Court.

9.3 Estimation of Claims. The Debtors or the Reorganized Debtors, as the case may be, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502 of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the

Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (and after the Effective Date, the Reorganized Debtors) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

9.4 Resolution of Claims Objections. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court.

9.5 Distributions After Allowance. As soon as practicable after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Reorganized Debtors, with respect to all Distributions other than to Holders of Unsecured Claims, will distribute to the Holder thereof all Distributions to which such Holder is then entitled under this Plan. With respect to Unsecured Claims, on the first Distribution Date after (i) the occurrence of the applicable Claims Objection Deadline, if no objection to such Claim has been timely filed, or (ii) the Disputed Claim becomes an Allowed Claim, the Holder of an Allowed Unsecured Claim shall receive the Distribution to which such Holder is then entitled plus any Distribution such Holder would have received on a prior Distribution Date had such Holder’s Claim been Allowed on such prior Distribution Date; provided, however, if the date such Unsecured Claim becomes entitled to a Distribution is less than twenty (20) Business Days prior to the next Distribution Date, the Distribution with respect to such Claim will be made on the first Distribution Date that occurs more than twenty (20) Business Days after the Claim becomes entitled to a Distribution. In the event that the New Common Stock or other Property being held in the Distribution Reserve with respect to a Claim is greater than the Distribution that is made to a Holder once the Claim becomes entitled to a Distribution, the excess remaining New Common Stock or other Property in the Distribution Reserve will revert to and be irrevocably retained by Reorganized Dan River. All Distributions made under this Article of this Plan will be made together with any dividends, payments, or other Distributions made on account of, as well as any obligations arising from, the distributed property as if such Claim had been an Allowed Claim on the dates Distributions were previously made to Allowed Holders included in the applicable Class.

9.6 Distributions On Insured Claims. If any Holder (other than a Holder of a Workers’ Compensation Claim, which Claim shall be treated in accordance with Article 3.9 of this Plan, or an Indemnitee, whose Indemnification Rights or Continuing Indemnification Rights, as the case may be, shall be treated in accordance with Article 5.4 of this Plan) has asserted a Claim that is covered as to liability, in whole or in part, by an insurance policy that is assumed or otherwise remains in effect pursuant to the terms of this Plan, such Holder will have an Allowed Claim entitled to a distribution under this Plan only to the extent of any deductible or self-insured retention under the applicable insurance policy that was unpaid or otherwise unexhausted as of the Filing Date. Notwithstanding the foregoing, the Holder shall be entitled to pursue recovery of any amount in excess of such unpaid deductible or self-insured retention from the applicable insurance carrier, and, in connection therewith, notwithstanding the discharge of the balance of such Claim provided pursuant to this Plan, such Holder may continue to pursue the balance of such Claim against the Debtors solely for the purposes of liquidating such Claim and obtaining payment of the balance of such liquidated Claim from any otherwise applicable policy of insurance. Except as otherwise provided in the applicable insurance policy, the applicable insurance carrier may, at its expense, employ counsel, direct the defense, and determine whether and on what terms to settle any Claim for the purposes of determining the amount of insurance proceeds that will be paid on account of such Claim. If after liquidation of a Claim pursuant to this Article, it is determined that there are insufficient insurance proceeds available to satisfy the amount of such Claim that is in excess of any unpaid deductible or self-insured retention, then the Holder of such Claim shall have an Allowed Claim in the amount of such insufficiency.

ARTICLE X

EFFECT OF PLAN ON CLAIMS AND INTERESTS

10.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Filing Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders, except as specifically provided in this Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

10.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release of all Claims, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors, the Reorganized Debtors or their Estates that arose prior to the Effective Date.

10.3 Release by Debtors of Certain Parties.

(a) Released Parties. Except as otherwise specifically provided in this Plan, pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date, each Debtor, in its individual capacity and as a debtor in possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims or Interests prior to or in the Bankruptcy Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring or the Bankruptcy Cases. The Reorganized Debtors, the Committee, and other potential representatives of the Estates shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

(b) DIP Lenders. Pursuant to section 1123(b)(3) of the Bankruptcy Code, as of the Effective Date of this Plan, each of the Debtors and each other Credit Party (as defined by the DIP Loan Facility), in their individual capacities and as debtors in possession for and on behalf of their respective Estates, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged each and every DIP Lender and each and every Prepetition Lender, and each of their respective present or former members, partners, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of their respective successors and assigns (collectively, the “Released Lenders”) for and from any and all claims, obligations, liabilities, losses, expenses or causes of action of any kind or nature whatsoever existing as of the Effective Date of this Plan and howsoever arising, including but not limited to in any manner arising from, based on or relating to, in whole or in part, the Prepetition Credit Agreement, the DIP Loan Facility or any other Credit Document (as defined by the DIP Loan Facility), the Debtors or any other Credit Party, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor or other Credit Party and any Released Lender, or any act or omission related to the Bankruptcy Cases or this Plan. The Reorganized Debtors shall be bound, to the same extent the Debtors and any other Credit Party are bound, by all of the releases set forth herein.

10.4 Release by Holders of Claims and Interests. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS PLAN, ON THE EFFECTIVE DATE, (a) EACH PERSON THAT VOTES TO ACCEPT THIS PLAN OR IS PRESUMED TO HAVE VOTED FOR THIS PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE; AND (b) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH ENTITY (OTHER THAN A DEBTOR), THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR INTEREST (EACH, A “RELEASE OBLIGOR”), IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTORS AND THE REORGANIZED DEBTORS UNDER THIS PLAN AND THE CASH, NEW COMMON STOCK, AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE DELIVERED IN CONNECTION WITH THIS PLAN, SHALL HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, RELEASED AND DISCHARGED EACH RELEASED PARTY FROM ANY CLAIM OR CAUSE OF ACTION EXISTING AS OF THE EFFECTIVE DATE ARISING FROM, BASED ON OR RELATING TO, IN WHOLE OR IN PART, THE SUBJECT MATTER OF, OR THE TRANSACTION OR EVENT GIVING RISE TO, THE CLAIM OF SUCH RELEASE OBLIGOR, AND ANY ACT, OMISSION, OCCURRENCE OR EVENT IN ANY MANNER RELATED TO SUCH SUBJECT MATTER, TRANSACTION OR OBLIGATION; PROVIDED, HOWEVER, THAT THIS ARTICLE 10.4 SHALL NOT RELEASE ANY RELEASED PARTY FROM ANY CAUSE OF ACTION HELD BY A GOVERNMENTAL ENTITY EXISTING AS OF THE EFFECTIVE DATE, BASED ON (i) THE INTERNAL REVENUE CODE OR OTHER DOMESTIC STATE, CITY OR MUNICIPAL TAX CODE, (ii) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY

DOMESTIC STATE, CITY OR MUNICIPALITY, (iii) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY OR MUNICIPALITY, (iv) THE EXCHANGE ACT, THE SECURITIES ACT, OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY DOMESTIC STATE, CITY, OR MUNICIPALITY, OR (v) SECTIONS 1104-1109 AND 1342(d) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

10.5 Setoffs. The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

10.6 Exculpation and Limitation of Liability. The Debtors, the Reorganized Debtors, the Committee, the members of the Committee in their capacities as such, the Indenture Trustee, in its capacity as such, and the Released Lenders, and any of such parties’ respective current and/or post-Filing Date and pre-Effective Date members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, cause of action, or liability to one another or to any Holder of any Claim or Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the negotiation and filing of this Plan, the filing of the Bankruptcy Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. No Holder of any Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this provision for any act or omission in connection with, relating to, or arising out of the Bankruptcy Cases, the pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan or the property to be distributed under this Plan.

10.7 Injunction. The satisfaction, release, and discharge pursuant to this Article X shall act as a permanent injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

10.8 Effect of Confirmation.

(a) Binding Effect. On the Confirmation Date, the provisions of this Plan shall be binding on the Debtors, the Estates, all Holders of Claims against or Interests in the

Debtors, and all other parties-in-interest whether or not such Holders are Impaired and whether or not such Holders have accepted this Plan.

(b) Effect of Confirmation on Automatic Stay. Except as provided otherwise in this Plan, from and after the Effective Date, the automatic stay of section 362(a) of the Bankruptcy Code shall terminate.

(c) Filing of Reports. The Reorganized Debtors shall file all reports and pay all fees required by the Bankruptcy Code, Bankruptcy Rules, U.S. Trustee guidelines, and the rules and orders of the Bankruptcy Court.

(d) Post-Effective Date Retention of Professionals. Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay professionals in the ordinary course of business.

ARTICLE XI

CONDITIONS PRECEDENT

11.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 11.3 of this Plan:

(a) The Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in form and substance that is acceptable to the Debtors, in their sole and absolute discretion, and to the Committee, in its reasonable discretion.

(b) The Confirmation Order shall have been signed by the Bankruptcy Court and entered on the docket of the Bankruptcy Cases.

11.2 Conditions to the Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of this Plan:

(a) The Confirmation Order shall not have been vacated or modified.

(b) All documents and agreements to be executed on the Effective Date or otherwise necessary to implement this Plan (including documents relating to the Exit Financing) shall be in form and substance that is acceptable to the Debtors and the Committee, in their reasonable discretion;

(c) The Debtors pursuant to one or more Final Orders pursuant to section 363 of the Bankruptcy Code shall have consummated the sale of the Engineered Products Division.

(d) The Exit Financing shall have been closed and funded, subject to its terms; and

(e) The Debtors shall have received any authorization, consent, regulatory approval, ruling, letter, opinion, or document that may be necessary to implement this Plan and that is required by law, regulation, or order.

11.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Article 11.1 and Article 11.2 of this Plan may be waived, in whole or in part, by the Debtors (with the consent of the Committee, which consent shall not be unreasonably withheld) without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion (with the consent of the Committee, which consent shall not be unreasonably withheld) regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

11.4 Non-Waivable Conditions to the Effective Date. The payment in full in Cash of all amounts owed to the DIP Lenders under the DIP Loan Facility and the inclusion in the Plan of the provisions set forth in Articles 10.3(b) and 10.6 shall be conditions precedent to the occurrence of the Effective Date that may not be waived in whole or in part by the Debtors without the written consent of the DIP Lenders or an order of the Bankruptcy Court after notice and hearing.

ARTICLE XII

RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT

12.1 Retention of Jurisdiction. Subsequent to the Effective Date, the Bankruptcy Court shall have or retain jurisdiction for the following purposes:

(a) To adjudicate objections concerning the allowance, priority or classification of Claims and any subordination thereof, and to establish a date or dates by which objections to Claims must be filed to the extent not established herein;

(b) To liquidate the amount of any disputed, contingent or unliquidated claim, to estimate the amount of any disputed, contingent or unliquidated claim, to establish the amount of any reserve required to be withheld from any distribution under this Plan on account of any disputed, contingent or unliquidated claim.

(c) To resolve all matters related to the rejection, and assumption and/or assignment of any Executory Contract or Unexpired Lease of the Debtors;

(d) To hear and rule upon all Retained Actions, Avoidance Actions and other Causes of Action commenced and/or pursued by the Debtors and/or the Reorganized Debtors;

(e) To hear and rule upon all applications for Professional Compensation;

(f) To remedy any defect or omission or reconcile any inconsistency in this Plan, as may be necessary to carry out the intent and purpose of this Plan;

(g) To construe or interpret any provisions in this Plan and to issue such orders as may be necessary for the implementation, execution and consummation of this Plan, to the extent authorized by the Bankruptcy Code;

(h) To adjudicate controversies arising out of the administration of the Estates or the implementation of this Plan;

(i) To make such determinations and enter such orders as may be necessary to effectuate all the terms and conditions of this Plan, including the Distribution of funds from the Estates and the payment of claims;

(j) To determine any suit or proceeding brought by the Debtors and/or the Reorganized Debtors to recover property under any provisions of the Bankruptcy Code;

(k) To hear and determine any tax disputes concerning the Debtors and to determine and declare any tax effects under this Plan;

(l) To determine such other matters as may be provided for in this Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

(m) To determine any controversies, actions or disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan;

(n) To adjudicate any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, any agreement for the sale of the Engineered Products Division;

(o) To enter a final decree.

12.2 Alternative Jurisdiction. In the event that the Bankruptcy Court is found to lack jurisdiction to resolve any matter, then the District Court shall hear and determine such matter. If the District Court does not have jurisdiction, then the matter may be brought before any court having jurisdiction with regard thereto.

12.3 Final Decree. The Bankruptcy Court may, upon application of the Reorganized Debtors after Designated Notice, at any time on or after one hundred twenty (120) days after the Initial Distribution Date, enter a final decree in these cases, notwithstanding the fact that additional funds may eventually be distributed to parties in interest. In such event, the Bankruptcy Court may enter an Order closing these cases pursuant to section 350 of the Bankruptcy Code, provided, however, that: (a) the Reorganized Debtors shall continue to have the rights, powers, and duties set forth in this Plan; (b) any provision of this Plan requiring the absence of an objection shall no longer be required, except as otherwise ordered by the Bankruptcy Court; and (c) the Bankruptcy Court may from time to time reopen the Bankruptcy

Cases if appropriate for any of the following purposes: (1) administering Assets; (2) entertaining any adversary proceedings, contested matters or applications the Debtors have brought or bring with regard to the liquidation of Assets and the prosecution of Causes of Action; (3) enforcing or interpreting this Plan or supervising its implementation; or (4) for other cause.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Modification of the Plan. The Debtors may modify this Plan pursuant to section 1127 of the Bankruptcy Code and as herein provided, to the extent applicable law permits; provided, however, where this Plan requires a document to be reasonably acceptable to the Committee, or acceptable to the Committee in its reasonable discretion, the Debtors may not modify such document unless such modified document is also, as applicable, in form and substance reasonably acceptable to the Committee, or acceptable to the Committee in its reasonable discretion. Subject to the limitations contained herein, the Debtors may modify this Plan in accordance with this paragraph, before or after confirmation, without notice or hearing, or after such notice and hearing as the Bankruptcy Court deems appropriate, if the Bankruptcy Court finds that the modification does not materially and adversely affect the rights of any parties in interest which have not had notice and an opportunity to be heard with regard thereto. In the event of any modification on or before confirmation, any votes to accept or reject this Plan shall be deemed to be votes to accept or reject this Plan as modified, unless the Bankruptcy Court finds that the modification materially and adversely affects the rights of parties in interest which have cast said votes. The Debtors reserve the right in accordance with section 1127 of the Bankruptcy Code to modify this Plan at any time before the Confirmation Date.

13.2 Plan Supplement. The Plan Supplement that will be in form and substance reasonably acceptable to the Committee and that will contain the Amended By-Laws, Amended Certificates of Incorporation, Long-Term Incentive Plan, Standby Commitment Letter, Confirmation Order, Registration Rights Agreement, schedules of the officers, managers and managing members of the Reorganized Debtors, and elections by the Debtors made pursuant to Articles 3.1(b), 3.2(b) and 4.3 of this Plan shall be filed with the Bankruptcy Court no later than five (5) Business Days prior to the deadline set forth in the Disclosure Statement for creditors to vote whether to accept or reject this Plan. Notwithstanding the foregoing, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date with the consent of the Committee (which consent shall not be unreasonably withheld).

13.3 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a Distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

13.4 Creditors’ Committee. On the Effective Date, the Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Bankruptcy Cases and under the Bankruptcy Code, except for the limited purposes of filing, defending, and/or objecting to applications for Professional Compensation in accordance with Article 4.2(c) of this Plan.

13.5 Applicable Law. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by the laws of the State of Georgia.

13.6 Preparation of Estates’ Returns and Resolution of Tax Claims. The Debtors or Reorganized Debtors shall file all tax returns and other filings with governmental authorities and may file determination requests under section 505(b) of the Bankruptcy Code to resolve any Disputed Claim relating to taxes with a governmental authority.

13.7 Headings. The headings of the Articles and the sections of this Plan have been used for convenience only and shall not limit or otherwise affect the meaning thereof.

13.8 Revocation of Plan. The Debtors (subject to the consent of the Committee, which consent shall not be unreasonably withheld) reserve the right, unilaterally and unconditionally, to revoke and/or withdraw this Plan at any time prior to entry of the Confirmation Order, and upon such revocation and/or withdrawal this Plan shall be deemed null and void and of no force and effect.

13.9 Confirmation of Plans for Separate Debtors. In the event the Debtors are unable to confirm this Plan with respect to all Debtors, the Debtors reserve the right, unilaterally and unconditionally, to proceed with this Plan with respect to any Debtor for which the confirmation requirements of the Bankruptcy Code are met.

13.10 No Admissions; Objection to Claims. Nothing in this Plan shall be deemed to constitute an admission that any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity as being the Holder of a Claim is the Holder of an Allowed Claim, except as expressly provided in this Plan. The failure of the Debtors to object to or examine any Claim for purposes of voting shall not be deemed a waiver of the Debtors’ rights to object to or reexamine such Claim in whole or in part.

13.11 No Bar to Suits. Except as otherwise provided in Article X of this Plan, neither this Plan nor confirmation hereof shall operate to bar or estop the Debtors or Reorganized Debtors from commencing any Cause of Action, or any other legal action against any Holder of a Claim or any individual, corporation, partnership, trust, venture, governmental unit, or any other form of legal entity, whether such Cause of Action, or any other legal action arose prior to or after the Confirmation Date and whether or not the existence of such Cause of Action, or any other legal action was disclosed in any disclosure statement filed by the Debtors in connection with this Plan or whether or not any payment was made or is made on account of any Claim.

13.12 Exhibits/Schedules. All exhibits and schedules to this Plan, including the Plan Supplement, and all attachments thereto, are incorporated into and are a part of this Plan as if set forth in full herein.

13.13 Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.

Dated this 29th day of November, 2004.

Respectfully submitted,

DAN RIVER INC., on behalf of itself and the other Debtors identified herein

By:	/s/ Barry F. Shea
Name:	Barry F. Shea
Title:	Executive VP & CFO

KING & SPALDING LLP

/s/ James A. Pardo, Jr.

James A. Pardo, Jr.

Georgia Bar No. 561206

Sarah Robinson Borders

Georgia Bar No. 610649

Felton E. Parrish

Georgia Bar No. 564910

191 Peachtree Street

Atlanta, Georgia 30303-1763

(404) 572-4600

Fax: (404) 572-5149

ATTORNEYS FOR THE DEBTORS AND DEBTORS-IN-POSSESSION